Exhibit 4.1

REVOLVING CREDIT AGREEMENT
Dated as of
March 15, 2007
Among
NOBLE CORPORATION,
as Borrower,
THE LENDERS PARTIES HERETO,
CITIBANK, N.A.,
as Administrative Agent, Swingline Lender and an Issuing Bank
SUNTRUST BANK,
as Syndication Agent,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., HOUSTON AGENCY,
FORTIS CAPITAL CORP.,
and
WELLS FARGO BANK, N.A.,
as Co-Documentation Agents,
and
CITIGROUP GLOBAL MARKETS INC.,
and
SUNTRUST ROBINSON HUMPHREY,
A DIVISION OF SUNTRUST CAPITAL MARKETS, INC.,
as Co-Lead Arrangers and Co-Book Running Managers

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Exhibits:

Exhibit 1.1	—	Form of NDC Guaranty
Exhibit 2.3	—	Form of Borrowing Request
Exhibit 2.8A	—	Form of Revolving Note
Exhibit 2.8B	—	Form of Swingline Note
Exhibit 2.12	—	Form of Issuance Request
Exhibit 2.14C	—	Form of Joinder Agreement
Exhibit 2.15	—	Mandatory Cost Rate
Exhibit 2.17	—	Form of Swingline Loan Request
Exhibit 2.18A	—	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.18B	—	Designated Borrower Notice
Exhibit 2.18C	—	Company Guaranty
Exhibit 4.1A	—	Form of Opinion of Thompson & Knight LLP
Exhibit 4.1B	—	Form of Opinion of Maples and Calder, Cayman Islands Counsel
Exhibit 6.6	—	Form of Compliance Certificate
Exhibit 6.11	—	Form of Subsidiary Guaranty
Exhibit 10.10	—	Form of Assignment Agreement
Schedules:

Schedule 5.16	—	Existing Indebtedness
Schedule 5.17	—	Existing Liens

REVOLVING CREDIT AGREEMENT
          THIS REVOLVING CREDIT AGREEMENT (the “Agreement”), dated as of March 15, 2007, among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders” but those terms shall not include the Swingline Lender in its capacity as the Swingline Lender), CITIBANK, N.A., as swingline lender (in such capacity, the “Swingline Lender”), CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), SUNTRUST BANK, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”), THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., HOUSTON AGENCY, FORTIS CAPITAL CORP., and WELLS FARGO BANK, N.A., as co-documentation agents for the Lenders (in such capacity, the “Co-Documentation Agents”), and CITIBANK, N.A., as issuing bank of the Letters of Credit hereunder (Citibank, N.A. and any other Lender that agrees (in its sole discretion) to issue a Letter of Credit hereunder, in such capacity, an “Issuing Bank”).
WITNESSETH:
     WHEREAS, the Company has requested that the Lenders establish in its favor a revolving credit facility in the aggregate principal amount of U.S. $600,000,000 (as such amount may increase or decrease in accordance with the terms hereof), pursuant to which facility revolving loans would be made to the Company and at its election, the Designated Borrower, and letters of credit would be issued for the account of, the Company and its Subsidiaries;
     WHEREAS, the Company has further requested that a portion of such loans and letters of credit be made and issued in certain currencies other than U.S. dollars in an aggregate principal amount up to the U.S. dollar equivalent of $200,000,000; and
     WHEREAS, the Lenders are willing to make such revolving credit facility available to the Borrowers on the terms and subject to the conditions and requirements hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS; INTERPRETATION.
     Section 1.1. Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:
     “Additional Commitment Amount” shall have the meaning set forth in Section 2.14(a).
     “Additional Lender” shall have the meaning set forth in Section 2.14(b).

     “Adjusted LIBOR” means, for any Borrowing of Eurocurrency Loans for any Interest Period, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate
     “Adjusted LIBOR Loan” means a Eurocurrency Loan bearing interest at a rate based on Adjusted LIBOR as provided in Section 2.6(b).
     “Administrative Agent” means Citibank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 9.7.
     “Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in U.S. Dollars, the account of the Administrative Agent maintained by the Administrative Agent at its office at Two Penns Way, New Castle, Delaware 19720, Account No. 3685 2248, Attention: Bank Loan Syndications, (b) in the case of Loans and Letters of Credit denominated in any other currency, the account of the Administrative Agent or the Sub-Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose, and (c) in any such case, such other account of the Administrative Agent or the Sub-Agent as is designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose.
     “Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
     “Agreement” means this Revolving Credit Agreement, as the same may be amended, restated and supplemented from time to time.
     “Applicable Facility Fee Rate” means, for any day, at such times as a rating (either express or implied) by S&P, Moody’s or Fitch is in effect on the Company’s non-credit enhanced senior unsecured long-term debt, the percentage per annum set forth opposite such debt rating:

Debt Rating (S&P and Fitch/Moody’s)	Percentage

A+/A1 or above	0.050%

A/A2	0.055%

A-/A3	0.065%

BBB+/Baa1	0.080%

BBB/Baa2	0.100%

BBB-/Baa3 or below	0.125%

The Applicable Facility Fee Rate will be determined based upon the two highest ratings issued by S&P, Moody’s and Fitch. If such two highest ratings differ (i) by one rating, the higher of such two highest ratings will apply to determine the Applicable Facility Fee Rate so long as the higher rating is from either S&P or Moody’s, otherwise the lower of such two highest ratings will apply, (ii) by two ratings, the rating which falls between such two highest ratings will apply to determine the Applicable Facility Fee Rate, or (iii) by more than two ratings, the rating which is one level above the lower of such two highest ratings will apply to determine the Applicable Facility Fee Rate. If only one such rating is issued by S&P, Moody’s or Fitch, the Applicable Facility Fee Rate will be determined by such rating. The Company shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Facility Fee Rate shall be effective on the date of the relevant change. Notwithstanding the foregoing, if the Company shall at any time fail to have in effect at least one such rating on the Company’s non-credit enhanced senior unsecured long-term debt, the Company shall seek and obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Fitch, Moody’s and/or S&P (or if none of Fitch, Moody’s and S&P issue such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Company and the Administrative Agent), and the Applicable Facility Fee Rate shall thereafter be based on such ratings in the same manner as provided herein with respect to the Company’s non-credit enhanced senior unsecured long-term debt rating (with the Applicable Facility Fee Rate in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Facility Fee Rate in effect at the time the non-credit enhanced senior unsecured long-term debt rating ceases to be in effect).
     “Applicable Margin” means, for any day, at such times as a rating (either express or implied) by S&P, Moody’s or Fitch is in effect on the Company’s non-credit enhanced senior unsecured long-term debt, the percentage per annum set forth opposite such debt rating:

Debt Rating (S&P and Fitch/Moody’s)	Percentage

A+/A1 or above	0.100%

A/A2	0.145%

A-/A3	0.235%

BBB+/Baa1	0.320%

BBB/Baa2	0.400%

BBB-/Baa3 or below	0.575%
The Applicable Margin will be determined based upon the two highest ratings issued by S&P, Moody’s and Fitch. If such two highest ratings differ (i) by one rating, the higher of such two highest ratings will apply to determine the Applicable Margin so long as the higher rating is from either S&P or Moody’s, otherwise the lower of such two highest ratings will apply, (ii) by two ratings, the rating which falls between such two highest ratings will apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating which is one level above the lower of such two highest ratings will apply to determine the Applicable Margin. If only one such rating is issued by S&P, Moody’s or Fitch, the Applicable Margin will be determined by such rating. The Company shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Margin shall be effective on the date of the relevant change. Notwithstanding the foregoing, if the Company shall at any time fail to have in effect any such rating on the Company’s non-credit enhanced senior unsecured long-term debt, the Company shall seek and obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a corporate credit rating or a bank loan rating from Fitch, Moody’s and/or S&P (or if none of Fitch, Moody’s and S&P issue such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Company and the Administrative Agent), and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided herein with respect to the Company’s non-credit enhanced senior unsecured long-term debt rating (with the Applicable Margin in effect prior to the issuance of such corporate credit rating or bank loan rating being the same as the Applicable Margin in effect at the time the non-credit enhanced senior unsecured long-term debt rating ceases to be in effect).
     “Applicable Utilization Fee Rate” means, for any day, 0.050% per annum.
     “Application” means an application for a Letter of Credit as defined in Section 2.12(b).
     “Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 whereby a Lender conveys part or all of its Commitment, Loans and participations in Letters of Credit to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Loans and outstanding participations in Letters of Credit, pursuant to Section 10.10.
     “Australian Dollars” means the lawful currency of Australia.
     “Base Rate” means for any day the greater of:
          (i) the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change; and
          (ii) the sum of (x) the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent (1/2%) per annum.
     “Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).
     “Borrower” means either the Company or, on and after the effective date specified in the Designated Borrower Notice, each of the Company and the Designated Borrower, and “Borrowers” means, collectively, the Company and, on and after the effective date specified in the Designated Borrower Notice, the Designated Borrower.
     “Borrowing” means any extension of credit of the same Type made by the Lenders on the same date by way of Revolving Loans having a single Interest Period or a Letter of Credit, including any Borrowing advanced, continued or converted. A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to a Borrower or a Letter of Credit is issued, increased or extended, is “continued” (in the case of Eurocurrency Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurocurrency Loans) when such Borrowing is changed from one Type of Loan to the other, all as requested by the applicable Borrower pursuant to Section 2.3.
     “Borrowing Multiple” means, for any Loan, (i) in the case of a Borrowing denominated in Dollars, $100,000, (ii) in the case of a Borrowing denominated in Euros, E100,000, (iii) in the case of a Borrowing denominated in Pounds, £50,000, (iv) in the case of a Borrowing denominated in Kroner, 1,000,000 Kroner, (v) in the case of a Borrowing denominated in Canadian Dollars, 150,000 Canadian Dollars, (vi) in the case of a Borrowing denominated in Australian Dollars, 150,000 Australian Dollars and (vii) in the case of a Borrowing denominated in Singapore Dollars, 200,000 Singapore Dollars.
     “Borrowing Request” has the meaning set forth in Section 2.3(a).
     “Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Borrowing (i) in a currency other than Euros, on which banks are dealing in Dollar, Pound, Australian Dollar, Canadian Dollar, Singapore Dollar or Kroner deposits, as applicable, in the applicable interbank eurocurrency market in London, England, and in the country of issue of the applicable currency, and (ii) in Euros, on which the TARGET payment system is open for the settlement of payments in Euros.
     “Calculation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in a currency other than Dollars, and (ii) each date of a continuation of a Eurocurrency Loan denominated in a currency other than Dollars pursuant to Section 2.3, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (c) the last Business Day of each calendar quarter.
     “Canadian Dollars” or “Cdn.$” means the lawful currency of Canada.
     “Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP.
     “Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (iii) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (iv) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (vi) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (v) above.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Co-Documentation Agents” means, collectively, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Houston Agency, Fortis Capital Corp., and Wells Fargo Bank, N.A., in their capacities as co-documentation agents, and any successor Co-Documentation Agents appointed pursuant to Section 9.7; provided, however, that no such Co-Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.
     “Co-Lead Arrangers” means, collectively, Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., acting in their capacities as co-lead arrangers and co-book running managers for the credit facility described in this Agreement; provided, however, that no such Co-Lead Arrangers shall have any duties, responsibilities, or obligations hereunder in such capacity.

     “Collateral” means all property and assets of the Company in which the Administrative Agent or the Collateral Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent, under the terms of Section 7.4.
     “Collateral Account” means the cash collateral account for outstanding undrawn Letters of Credit as defined in Section 7.4(b).
     “Collateral Agent” means Citibank, N.A. acting in its capacity as collateral agent for the Lenders, and any successor collateral agent appointed hereunder pursuant to Section 9.7.
     “Collateralized Obligations” has the meaning set forth in Section 7.4(b).
     “Commitment” means, relative to any Lender, such Lender’s obligations to make Revolving Loans and participate in Letters of Credit pursuant to Sections 2.1 and 2.12, initially in the amount and percentage set forth opposite its signature hereto or pursuant to Section 10.10, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement. For avoidance of doubt, “Commitment” does not include the Swingline Commitment.
     “Commitment Termination Date” means the earliest of (i) March 15, 2012, subject to the extension thereof pursuant to Section 2.16, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to any Credit Party or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 7.2 that the Commitments have been terminated; provided, however, that the Commitment Termination Date of any Lender that is a Declining Lender with respect to any requested extension pursuant to Section 2.16 shall be the earlier of (x) the Commitment Termination Date in effect immediately prior to such extension and (y) (i) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (ii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to any Credit Party or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 7.2 that the Commitments have been terminated.
     “Company Guaranty” means the Company Guaranty made by the Company substantially in the form of Exhibit 2.18C.
     “Compliance Certificate” means a certificate in the form of Exhibit 6.6.
     “Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Company dated February 2007, as the same may be amended, restated and supplemented from time to time and distributed to the Lenders prior to the Effective Date.

     “Consolidated Indebtedness” means all Indebtedness of the Company and its Subsidiaries that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.
     “Consolidated Indebtedness to Total Tangible Capitalization Ratio” means, at any time, the ratio of Consolidated Indebtedness at such time to Total Tangible Capitalization at such time.
     “Consolidated Net Assets” means, as of any date of determination, an amount equal to the aggregate book value of the assets of the Company, its Subsidiaries and, to the extent of the equity interest of the Company and its Subsidiaries therein, SPVs at such time, minus the current liabilities of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Company referred to in Section 5.9 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.
     “Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of the Company and its Subsidiaries determined in accordance with GAAP but excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of the Company and its Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP. For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.
     “Controlling Affiliate” means, any Person that directly or indirectly through one or more intermediaries controls, or is under common control with, the Company (other than Persons controlled by the Company). As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other equity interests, by contract or otherwise).
     “Credit Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, Issuance Requests, Borrowing Requests, Swingline Requests, the NDC Guaranty, the Designated Borrower Request and Assumption Agreement and any Subsidiary Guaranties in effect from time to time.
     “Credit Party” means each of the Company, the Designated Borrower (if any) and each Guarantor.
     “Currency Rate Protection Agreement” shall mean any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.
     “Declining Lender” shall have the meaning set forth in Section 2.16.
     “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
     “Designated Borrower” means, following such designation as a Designated Borrower pursuant to Section 2.18, either Noble Holding International Limited, a Cayman Islands company and wholly-owned Subsidiary of the Company, or such other wholly-owned foreign Subsidiary of the Company as may be designated by the Company and reasonably acceptable to the Administrative Agent.
     “Designated Borrower Sublimit” means an amount equal to the lesser of the Revolving Credit Commitment Amount and $400,000,000. The Designated Borrower Sublimit is part of, and not in addition to, the Revolving Credit Commitment Amount.
     “Designated Borrower Notice” has the meaning specified in Section 2.18(a).
     “Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.18(a).
     “Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.
     “Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.19 or as otherwise expressly provided herein.
     “Effective Date” means the date this Agreement shall become effective as defined in Section 10.16.
     “EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.
     “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “Euro” or “E” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

     “Eurocurrency”, when used in reference to any Revolving Loan or Borrowing, means such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.
     “Eurocurrency Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).
     “Event of Default” means any of the events or circumstances specified in Section 7.1.
     “Exchange Rate” means at any time, with respect to Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars, or Kroner, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Administrative Agent, the Issuing Banks, and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be determined by the Administrative Agent and the applicable Issuing Bank, as applicable, based on current market spot rates in accordance with the provisions of Section 10.19; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Issuing Bank, as applicable, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.
     “Existing Facility” means the credit facility of the Company established pursuant to that certain Amended and Restated Credit Agreement dated as of May 1, 2002 among the Company, NDC, Noble Holding (U.S.) Corporation, Nordea Bank Finland ASA, New York Branch, as Administrative Agent, and the lenders party thereto, as amended and in effect immediately prior to the Effective Date.
     “Extending Lender” shall have the meaning set forth in Section 2.16.
     “Fitch” means Fitch, Inc. or any successor thereto.
     “Foreign Currency Sublimit” means $200,000,000.
     “Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any foreign Subsidiary of the Company which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.
     “GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means (a) NDC, unless and until released pursuant to the terms of the NDC Guaranty, and (b) any Subsidiary of the Company required to execute and deliver a Subsidiary Guaranty hereunder pursuant to Section 6.11(k), unless and until the relevant Subsidiary Guaranty is released pursuant to Section 6.11(k).
     “Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.
     “Hazardous Material” shall have the meaning assigned to that term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Company or any of its Subsidiaries.
     “Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from a Borrower in connection with the Loans.
     “Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capitalized Lease Obligations of such Person; (vi) net obligations under Interest Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable, and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided, however, Indebtedness shall exclude Non-recourse Debt. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.
     “Initial Availability Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.11).
     “Interest Payment Date” means (a) with respect to any Base Rate Loan or any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Loan as part of such Borrowing, any other period), in each case as the applicable Borrower may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Protection Agreement” shall mean any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.

     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuing Bank” is defined in the preamble.
     “Issuing Request” has the meaning set forth in Section 2.12(b).
     “Joinder Agreement” means an agreement in substantially the form of Exhibit 2.14C signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof.
     “Kroner” means lawful money of the Kingdom of Norway.
     “L/C Documents” means the Letters of Credit, any Issuance Requests and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.
     “L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” is defined in the preamble.
     “Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.
     “Letter of Credit” means any letter of credit issued by an Issuing Bank for the account of the Company or its Subsidiaries pursuant to Section 2.12(a).
     “LIBOR Rate” means, for any Interest Period for each Eurocurrency Loan in any applicable currency, the rate per annum quoted at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period on that page of the Reuters, Telerate or Bloombergs reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays British Bankers’ Association interest settlement rates for deposits in the applicable currency of such Eurocurrency Loan, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying British Bankers’ Association interest settlement rates as reasonably determined by the Administrative Agent after consultation with the Company as to the use of any such other service. If for any reason any such settlement interest rate for such Interest Period is not available through any such interest rate reporting service, then the “LIBOR Rate” with respect to such Eurocurrency Loan will be the rate at which the Administrative Agent is offered deposits for such applicable currency in the Dollar Equivalent of $5,000,000 for a period approximately equal to such Interest Period in the London interbank market at 10:00 A.M. (New York time) two Business Days before the first day of such Interest Period.
     “Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.
     “Loan” means (i) a Base Rate Loan, (ii) a Eurocurrency Loan or (iii) a Swingline Loan, as the case may be, and “Loans” means two or more of any such Loans.
     “Mandatory Cost Rate” means in relation to any relevant period and sum, the rate determined in accordance with Exhibit 2.15 hereto.
     “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations or condition of the Company and its Subsidiaries taken as a whole, or (ii) the Credit Parties’ ability, taken as a whole, to perform any of its payment obligations under the Agreement or the Notes, in respect of the Letters of Credit or under any other Credit Document to which it is a party.
     “Maturity Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date on which the Loans have become due and payable pursuant to Section 7.2 or 7.3.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
     “NDC” means Noble Drilling Corporation, a Delaware corporation.
     “NDC Guaranty” means a guaranty of NDC in substantially the form of Exhibit 1.1.
     “Non-recourse Debt” means with respect to any Person (i) obligations of such Person against which the obligee has no recourse to such Person except as to certain named or described present or future assets or interests of such Person, and (ii) the obligations of SPVs to the extent the obligee thereof has no recourse to the Company or any of its Subsidiaries, except as to certain specified present or future assets or interests of SPVs.
     “Note” means a Revolving Note or a Swingline Note.
     “Obligations” means all obligations of the Credit Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and Reimbursement Obligations and to pay any other obligations to the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank arising under any Credit Document.

     “Other Agents” means, collectively, the Co-Documentation Agents and the Syndication Agent.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment; provided, that, if the Commitments are terminated, each Lender’s Percentage shall be calculated based on such Lender’s pro rata share of the sum of the Swingline Exposure and the total Revolving Loans and L/C Obligations then outstanding or, if no Swingline Exposure, Revolving Loans or L/C Obligations are then outstanding, its Commitment in effect immediately before such termination, subject to any assignments by such Lender of Obligations pursuant to Section 10.10.
     “Performance Guaranties” means all Guaranties of performance (and not financial Guaranties) of the Company or any of its Subsidiaries delivered in connection with the construction, operation, ownership or financing of drill ships, offshore mobile drilling units or offshore drilling rigs.
     “Performance Letters of Credit” means all letters of credit for the account of the Company, any Subsidiary or a SPV issued as support for Non-recourse Debt or a Performance Guaranty.
     “Permitted Business” has the meaning ascribed to such term in Section 6.8.
     “Permitted Liens” means the Liens permitted as described in Section 6.10.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
     “Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by the Company or any of its Subsidiaries, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made or had an obligation to make contributions.
     “Pounds” means the lawful currency of the United Kingdom.
     “Protesting Lender” shall have the meaning set forth in Section 2.18(b).
     “Reimbursement Obligation” has the meaning ascribed to such term in Section 2.12(c).

     “Replacement Lender” shall have the meaning set forth in Section 2.16.
     “Required Lenders” means, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars).
     “Reset Date” has the meaning assigned to such term in Section 10.19(a).
     “Revolving Credit” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.1 and 2.12.
     “Revolving Credit Commitment Amount” means an amount equal to $600,000,000, as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (i) such Lender’s applicable Percentage of the Dollar Equivalent of the principal amounts of the outstanding Revolving Loans, (ii) such Lender’s applicable Percentage of the Dollar Equivalent of the aggregate outstanding L/C Obligations and (iii) such Lender’s applicable Percentage of the Swingline Exposure.
     “Revolving Loan” means each of the revolving loans defined in Section 2.1.
     “Revolving Note” has the meaning ascribed to such term in Section 2.8(e).
     “Revolving Obligations” means the sum of the Dollar Equivalent of the principal amount of all Revolving Loans and L/C Obligations outstanding.
     “Sale-Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
     “S&P” means Standard & Poor’s Ratings Group or any successor thereto.
     “Senior NDC Notes” means (a) the 6.95% Senior Notes due 2009 in the original principal amount of $150,000,000 issued by NDC, (b) the 7.50% Senior Notes due 2019 in the original principal amount of $250,000,000 issued by NDC, (c) any refinancings, extensions, renewals or replacements of such Indebtedness issued by NDC and (d) prior to the termination of the NDC Guaranty, any other senior unsecured notes or senior subordinated notes issued or assumed by NDC.
     “Singapore Dollars” means the lawful currency of Singapore.

     “Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.
     “Specified Currency” means each of the following currencies: Kroner, Australian Dollars and Singapore Dollars, or other major currency as may be requested by the Company and agreed to by the Administrative Agent provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.
     “SPV” means any Person that is designated by the Company as a special purpose vehicle, provided that the Company shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Company and its Subsidiaries) which equates to at least five percent (5%) of the Company’s Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Company and its Subsidiaries and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of the Company in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of the Company. The Company may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.
     “Statutory Reserve Rate” means, with respect to any currency, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Sub-Agent” means Citibank International plc.
     “Subsidiary” means, for any Person, any other Person (other than, except in the context of Sections 5.9 and 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries.
     “Subsidiary Debt Basket Amount” has the meaning ascribed to such term in Section 6.11(j).
     “Subsidiary Guaranty” means any Guaranty of any Subsidiary delivered pursuant to Section 6.11(k).
     “Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time as expressly provided pursuant to this Agreement. The amount of the Swingline Commitment shall initially be $50,000,000.
     “Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its applicable Percentage of the aggregate Swingline Exposure at such time.
     “Swingline Lender” has the meaning specified in the first paragraph hereof.
     “Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.17.
     “Swingline Note” has the meaning set forth in Section 2.8(e).
     “Swingline Request” has the meaning set forth in Section 2.17(b).
     “Syndication Agent” means SunTrust Bank, acting in its capacity as syndication agent for the Lenders, and any successor Syndication Agent appointed hereunder pursuant to Section 9.7; provided, however, that the Syndication Agent shall not have any duties, responsibilities, or obligations hereunder in such capacity.
     “TARGET” means the Trans-European Automated Real-Time Gross Settlement Express Transfer system.
     “Taxes” has the meaning set forth in Section 5.11.
     “Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.
     “Total Tangible Capitalization” means, as of any date of determination, the sum of Consolidated Indebtedness plus Consolidated Tangible Net Worth as of such date.

     “Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.
     “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Company or any of its Subsidiaries to the PBGC or such Plan.
     Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.
     Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, and subject to the provisions of Section 10.20, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
ARTICLE 2
THE CREDIT FACILITIES.
     Section 2.1. Commitments for Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each a “Revolving Loan”) to the Borrowers from time to time prior to the Commitment Termination Date applicable to such Lender on a revolving basis in an aggregate amount not to exceed at any time outstanding an amount equal to its Commitment, subject to any increases or reductions thereof pursuant to the terms of this Agreement; provided, however, that no Lender shall be required to make any Revolving Loan if, after giving effect thereto, (i) the sum of the Swingline Exposure plus the Dollar Equivalent of the aggregate principal amount of the Revolving Loans and the L/C Obligations of all Lenders (determined in accordance with Section 10.19) would thereby exceed the Revolving Credit Commitment Amount then in effect; (ii) the Dollar Equivalent of the Revolving Credit Exposure of such Lender (determined in accordance with Section 10.19) would thereby exceed its Commitment then in effect or (iii) the sum of the Swingline Exposure of the Designated Borrower plus the Dollar Equivalent of the aggregate principal amount of the Revolving Loans of all Lenders made to the Designated Borrower shall not exceed the Designated Borrower Sublimit. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans of each Lender may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, before the Commitment Termination Date applicable to such Lender, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in any combination of U.S. Dollars, Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner as specified by the Company as set forth in Section 2.3; provided, that the Dollar Equivalent amount of the principal amount of outstanding Revolving Loans and L/C Obligations funded and issued in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars and Kroner determined, with respect to each such Revolving Loans and L/C Obligations in accordance with Section 10.19 shall at no time exceed the Foreign Currency Sublimit then in effect.
     Section 2.2. Types of Revolving Loans and Minimum Borrowing Amounts. Borrowings of Revolving Loans may be outstanding as either Base Rate Loans or Adjusted LIBOR Loans, as selected by the Company pursuant to Section 2.3; provided, however, that any Revolving Loans funded in Euros, Australian Dollars, Canadian Dollars, Singapore Dollars, Pounds or Kroner may only be outstanding as Adjusted LIBOR Loans. Each Borrowing of Base Rate Loans shall be in an amount of not less than $1,000,000 and each Borrowing of Adjusted LIBOR Loans shall be in an amount of not less than the Dollar Equivalent of $5,000,000 and in an integral multiple of the Borrowing Multiple.
     Section 2.3. Manner of Borrowings; Continuations and Conversions of Borrowings.
          (a) Notice of Revolving Loan Borrowings. The Company shall give notice to the Administrative Agent by no later than (i) 12:00 P.M. at least three (3) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Eurocurrency Loans to be funded in U.S. Dollars, (ii) 12:00 P.M. at least four (4) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Eurocurrency Loans to be funded in Euros, Pounds or Canadian Dollars, (iii) 4:00 P.M. (London time) at least four (4) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Eurocurrency Loans to be funded in any Specified Currency (with a copy of any such notice to be sent simultaneously to the Sub-Agent), and (iv) 12:00 P.M. on the date the Company requests the Lenders to advance a Borrowing of Base Rate Loans, in each case pursuant to a duly completed Borrowing Request substantially in the form of Exhibit 2.3 (each a “Borrowing Request”) executed by the Company.
          (b) Notice of Continuation or Conversion of Outstanding Borrowings. The Company may from time to time elect to change or continue the type of interest rate borne by each Revolving Loan Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Revolving Loan Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, the Company may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period specified by the Company or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Company may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Company may convert all or part of such Borrowing into Eurocurrency Loans for an Interest Period specified by the Company on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Company may select multiple Interest Periods for the Eurocurrency Loans constituting any such particular Borrowing, provided that at no time shall the number of different Interest Periods for outstanding Eurocurrency Loans exceed twenty (20) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of such Eurocurrency Loans into Base Rate Loans or of such Base Rate Loans into Eurocurrency Loans must be given by no later than (A) 12:00 P.M. at least three (3) Business Days with respect to Eurocurrency Loans funded in U.S. Dollars, (B) 12:00 P.M. at least four (4) Business Days with respect to Eurocurrency Loans funded in Euros, Pounds or Canadian Dollars, and (C) 4:00 P.M. (London time) at least four (4) Business Days with respect to Eurocurrency Loans funded in any Specified Currency (with a copy of any such notice to be sent simultaneously to the Sub-Agent), in each case before the date of the requested continuation or conversion.
          (c) Manner of Notice. The Company shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by telephone or facsimile (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount and currency of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto and the applicable Borrower. The Company agrees that the Administrative Agent may rely on any such telephonic or facsimile notice given by any Person it in good faith believes is an authorized representative of the Company without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
          (d) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telex or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Revolving Loan Borrowing. The Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.
          (e) Company’s Failure to Notify. If the Company fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans, or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurocurrency Loans funded in U.S. Dollars, (B) 12:00 P.M. at least four (4) Business Days before the last day of the Interest Period for any Borrowing of Eurocurrency Loans funded in Euros, Pounds or Canadian Dollars, (C) 4:00 P.M. (London time) at least four (4) Business Days before the last day of the Interest Period for any Borrowing of Eurocurrency Loans funded in any Specified Currency (with a copy of any such notice to be sent simultaneously to the Sub-Agent), or (D) the day such Reimbursement Obligation becomes due, as the case may be, that it intends to repay such Borrowing or Reimbursement Obligation, the Company shall be deemed to have requested for such Borrower, as applicable, (x) the continuation of such Borrowing as a Eurocurrency Loan with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Loans (after converting, if necessary, the Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.2. Upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Company (i) each Eurocurrency Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to fund Loans in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner, and to make, continue or convert Loans into Eurocurrency Loans shall be suspended.
          (f) Conversion. If the Company shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Company to be comprised of Eurocurrency Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to be comprised of Base Rate Loans. If the Company shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurocurrency Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that the Company shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.
     Section 2.4. Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurocurrency Loans, or for the continuation or conversion of any Borrowing of Eurocurrency Loans, the Company shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:
          (i) the Company may not select an Interest Period that extends beyond the Commitment Termination Date;
          (ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) in the case of Eurocurrency Loans only, reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and
          (iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then in the case of Eurocurrency Loans only, such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     Section 2.5. Funding of Loans.
          (a) Disbursement of Loans. Not later than 12:00 P.M. with respect to Borrowings in U.S. Dollars of Eurocurrency Loans, and 2:00 P.M. with respect to Base Rate Revolving Loans, on the date of any requested advance of a new Borrowing of Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. Not later than 2:00 P.M. (London time) with respect to a new Borrowing in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars, or Kroner, on the date of any such requested Borrowing, each Lender, subject to all other provisions hereof, shall make available its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the applicable Borrower (or as directed in writing by the Company) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the applicable Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by any Borrower of any such late amount shall not be deemed a waiver by the Company of any rights it may have against such Lender. No Lender shall be responsible to any Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.
          (b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the applicable Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but the applicable Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this subsection shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.
     Section 2.6. Applicable Interest Rates.
          (a) Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurocurrency Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).
          (b) Eurocurrency Loans. Each Eurocurrency Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, except with respect to Eurocurrency Loans funded in Pounds, in which case interest will be computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed, in each case including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or, in the case of Eurocurrency Loans, conversion to a Base Rate Loan at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of Adjusted LIBOR plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or, in the case of Eurocurrency Loans, conversion to a Base Rate Loan.
          (c) Swingline Loans. Each Swingline Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).
          (d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR or LIBOR Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Company and each Lender of each determination of Adjusted LIBOR, with respect to each Eurocurrency Loan.
     Section 2.7. Default Rate. If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), or any Reimbursement Obligation is not paid when due as provided in Section 2.12(c), such past due Loan or Reimbursement Obligation shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which each Borrower agrees to pay on demand, at a rate per annum equal to:
          (a) for any Base Rate Loan or any Swingline Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due);
          (b) for any Eurocurrency Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus (x) in the case of any Loans made in Dollars, the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due), or (y) in the case of any Loans made in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroners, the interest rate that would otherwise then be applicable under this Agreement to a Eurocurrency Loan made in such currency for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due); and
          (c) for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due), or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate that would otherwise then be applicable under this Agreement to a Eurocurrency Loan made in such currency for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due).
          It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower).
     Section 2.8. Repayment of Loans; Evidence of Debt.
          (a) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, on the Commitment Termination Date, the unpaid amount of each Revolving Loan to such Borrower then outstanding. Each Borrower hereby unconditionally promises to pay to the Swingline Lender the unpaid principal amount of each Swingline Loan to such Borrower no later than the Commitment Termination Date.
          (b) Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.
          (c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) Evidence of Obligations. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

          (e) Notes. The Revolving Loans outstanding to each Borrower from each Lender shall, at the written request of such Lender, be evidenced by a promissory note of the applicable Borrower payable to such Lender in the form of Exhibit 2.8A (each a “Revolving Note”) or, if such Lender so requests in writing, by one or more individual promissory notes of such Borrower in similar form but payable in the specific foreign currencies in which the Loans may be funded. Each Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting one or more promissory notes as aforesaid, an original of each such promissory note, appropriately completed, to evidence the respective Loans made by such Lender to such Borrower hereunder, within ten (10) Business Days after the Company receives a written request therefor. The Swingline Loans outstanding to each Borrower shall be evidenced by a promissory note of each Borrower payable to the Swingline Lender in the form of Exhibit 2.8B (a “Swingline Note”).
          (f) Recording of Loans and Payments on Notes. Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the maker thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a Eurocurrency Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of each Borrower to repay all Loans outstanding to such Borrower hereunder together with accrued interest thereon. At the request of any holder of a Note and upon such holder tendering to the applicable Borrower the Note to be replaced, the applicable Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.
     Section 2.9. Optional Prepayments. Each Borrower shall have the privilege of prepaying any Base Rate Loans or Swingline Loans without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Company shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment. Each Borrower shall have the privilege of prepaying any Adjusted LIBOR Loans (a) without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than the Dollar Equivalent of $5,000,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full) only on the last Business Day of an Interest Period for such Loan, and (b) at any other time without premium or penalty except for the breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Company shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the last Business Day of such Interest Period or the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion). Any such prepayments shall be made by the payment of the principal amount to be prepaid and accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Obligations then outstanding in the order specified by the Company.
     Section 2.10. Mandatory Prepayments of Loans. In the event and on each occasion that the sum of the Swingline Exposure plus the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and L/C Obligations exceeds the Revolving Credit Commitment Amount then in effect, then the Company or the Designated Borrower, as appropriate, shall promptly prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess. Immediately upon determining the need to make any such prepayment, the Company shall notify the Administrative Agent of such required prepayment and of the identity of the particular Revolving Loans being prepaid. If the Administrative Agent shall notify the Company that the Administrative Agent has determined that any prepayment is required under this Section 2.10, the Company or the Designated Borrower, as appropriate, shall make such prepayment no later than the second Business Day following such notice. Any mandatory prepayment of Revolving Loans pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.9. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.
     Section 2.11. Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 8.1 or 8.2:
          (a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);
          (b) any failure to make a principal payment of any such Loan on the due date therefor; or
          (c) any failure by any Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the applicable Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Company of such claim for compensation as provided herein, in which event no Borrower shall have any obligation to pay such claim.

     Section 2.12. Letters of Credit.
          (a) Letters of Credit. Subject to the terms and conditions hereof, each Issuing Bank agrees to issue, from time to time prior to the Commitment Termination Date, at the request of the Company and on behalf of the Lenders and in reliance on their obligations under this Section 2.12, one or more letters of credit (each a “Letter of Credit”) for the Company’s or any of its Subsidiaries’ account in a face amount in each case of at least $500,000 or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $500,000, and in an aggregate undrawn face amount for all Letters of Credit at any time outstanding not to exceed the Revolving Credit Commitment Amount; provided, that an Issuing Bank shall not issue or amend a Letter of Credit pursuant to this Section 2.12 if, after the issuance thereof, (i) the sum of the Swingline Exposure plus the Dollar Equivalent of the outstanding Revolving Loans and L/C Obligations would thereby exceed the Revolving Credit Commitment Amount (determined in accordance with Section 10.19) then in effect, (ii) the Dollar Equivalent of the aggregate undrawn face amount of all Letters of Credit then outstanding would at any time thereafter (giving effect to the respective scheduled expiration dates thereof and any automatic extensions provided therein) exceed the Revolving Credit Commitment Amount scheduled to be in effect at any such time thereafter (giving effect to any reductions resulting from the scheduled expiration of the Commitments of Declining Lenders not offset by new or increased Commitments of Replacement Lenders or Extending Lenders pursuant to Section 2.16), (iii) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit or (iv) the Dollar Equivalent of the L/C Obligations would exceed $150,000,000 (the “Letter of Credit Sublimit”). Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of either Dollars, Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner; provided further, that the Dollar Equivalent amount of the principal amount of outstanding Revolving Loans and Letters of Credit in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars and Kroner determined, with respect to each such Revolving Loan or Letter of Credit, in accordance with Section 10.19 on the date such Letter of Credit is issued, increased or extended, as applicable, shall not exceed in the aggregate the Foreign Currency Sublimit.
          (b) Issuance Procedure. To request that an Issuing Bank issue a Letter of Credit, the Company shall deliver to such Issuing Bank and the Administrative Agent (with a duplicate copy to an operations employee of such Issuing Bank as designated by such Issuing Bank from time to time) a duly executed Issuance Request substantially in the form of Exhibit 2.12 (each an “Issuance Request”), together with a duly executed application for the relevant Letter of Credit substantially in such Issuing Bank’s customary form or in such other form as may be approved by the Company and such Issuing Bank (each an “Application”), or such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and the Administrative Agent and agreed to by the Company, completed to the reasonable satisfaction of such Issuing Bank and the Administrative Agent, and such other information as such Issuing Bank and the Administrative Agent may reasonably request. In the event of any irreconcilable difference or inconsistency between this Agreement and an Application, the provisions of this Agreement shall govern. Upon receipt by an Issuing Bank and the Administrative Agent of a properly completed and executed Application and any other reasonably requested information at least three (3) Business Days prior to any requested issuance date, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. The Company may cancel any requested issuance of a Letter of Credit prior to the issuance thereof. An Issuing Bank that issues a Letter of Credit will notify the Administrative Agent and each Lender of the amount, currency, and expiration date of such Letter of Credit it issues promptly upon issuance thereof. Each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Commitment Termination Date. If an Issuing Bank issues any Letters of Credit with expiration dates that automatically extend unless such Issuing Bank gives notice that the expiration date will not so extend, such Issuing Bank will give such notice of non-renewal before the time necessary to prevent such automatic extension if (and will not give such notice of non-renewal before such time unless) before such required notice date (i) the expiration date of such Letter of Credit if so extended would be later than five (5) Business Days before the Commitment Termination Date, (ii) the Commitment Termination Date shall have occurred, (iii) a Default or an Event of Default exists and the Required Lenders have given such Issuing Bank instructions not to so permit the expiration date of such Letter of Credit to be extended, or (iv) such Issuing Bank is so directed by the Company; provided, however, if any Letter of Credit shall have an expiration date later than five (5) Business Days before the Commitment Termination Date, the Borrower requesting such Letter of Credit shall provide, no later than the Commitment Termination Date, cash collateral to the Administrative Agent or a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the applicable Issuing Banks and the Required Lenders in either case in an amount equal to the undrawn face amount of such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that the applicable Issuing Bank pays a drawing under such Letter of Credit. Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Company, subject to the conditions precedent for all Borrowings of Section 4.2 and the other terms and conditions of this Section 2.12.
          (c) The Company’s Reimbursement Obligations.
          (i) The Company hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within two (2) Business Days from when such draft is paid or other payment is made with either funds not borrowed hereunder or with a Borrowing of Revolving Loans subject to Section 2.3 and the other terms and conditions contained in this Agreement. The Reimbursement Obligation shall bear interest (which the Company hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) the Reimbursement Obligation is paid at the lesser of (x) the Highest Lawful Rate, or (y) the Base Rate (in the case of a Letter of Credit payable in Dollars) or the rate of interest that would then be applicable hereunder to an Adjusted LIBOR Loan with an Interest Period of one month (in the case of a Letter of Credit payable in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner), in each case so long as the Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.7(c), whether or not the Commitment Termination Date shall have occurred. If any such payment or disbursement is reimbursed to an Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid on the reimbursable amount for one (1) day. An Issuing Bank that issues a Letter of Credit shall give the Company notice of any drawing on such Letter of Credit within one (1) Business Day after such drawing is paid.
          (ii) The Company agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Company under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):
               (1) any lack of validity or enforceability of any of the L/C Documents;
               (2) any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;
               (3) the existence of any claim, set-off, defense or other right the Company may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;
               (4) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
               (5) payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or
               (6) any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Company’s obligations hereunder, under an Issuance Request or under an Application;
provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Company to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Company that are caused by such Issuing Bank’s gross negligence or willful misconduct.
          (d) The Participating Interests. Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and such Issuing Bank hereby agrees to sell to each Lender,

an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Company to pay any Reimbursement Obligation in connection with a Letter of Credit issued by an Issuing Bank at the time required in Sections 2.12(c) and 2.3(e), or if such Issuing Bank is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Company of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation. Each Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Lender) shall pay to such Issuing Bank an amount equal to such Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 P.M., or not later than the following Business Day if such notice is received after such time. If a Lender fails to pay timely such amount to an Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Base Rate in effect for each such day and only after such payment shall such Lender be entitled to receive its Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The several obligations of the Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Company, any Issuing Bank, any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
          (f) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.
     Section 2.13. Commitment Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent, to terminate or reduce the Commitments or the Swingline Commitment without premium or penalty, in whole or in part, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by the Company and in integral multiples of $5,000,000 and (ii) as to the Commitments, to be allocated ratably among the Lenders in proportion to their respective Commitments; provided, that the Revolving Credit Commitment Amount may not be reduced to an amount less than the sum of the Swingline Exposure plus the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and L/C Obligations, after converting, if necessary, any such outstanding Obligations to their Dollar Equivalent amounts in accordance with Section 10.19 and after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (a) cash collateral deposited with the Administrative Agent for the purpose of securing such L/C Obligations, and (b) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit; provided further that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Swingline Commitment, after giving effect to any contemporaneous reduction thereof. If, after giving effect to any reduction of the Commitments, the Foreign Currency Sublimit, the Letter of Credit Sublimit, or the Designated Borrower Sublimit exceeds the amount of the Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments or the Swingline Commitment. Any termination of Commitments or the Swingline Commitment pursuant to this Section 2.13 is permanent and may not be reinstated.
     Section 2.14. Increase of Commitments; Additional Lenders.
          (a) So long as no Event of Default has occurred and is continuing, from time to time after the Initial Availability Date, the Company may, upon at least 30 days’ written notice to the Administrative Agent, elect to increase the Revolving Credit Commitment Amount in an amount such that the Revolving Credit Commitment Amount (after giving effect thereto) shall not exceed $800,000,000 at any time in effect (the amount of any such increase, the “Additional Commitment Amount”).
          (b) The Company may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this

Agreement; provided, however, that any bank or financial institution that is not an existing Lender must be acceptable to the Administrative Agent, the Swingline Lender and the Issuing Banks, which acceptance will not be unreasonably withheld or delayed. The sum of the increases in the Commitments of the existing Lenders pursuant to this subsection (b) plus the Commitments of the Additional Lenders shall not in the aggregate exceed the Additional Commitment Amount. No Lender shall have any obligation whatsoever to agree to increase its Commitment.
          (c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.14 shall become effective upon the receipt by the Administrative Agent of a Joinder Agreement signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the increase in the Commitments and such opinions of counsel for the Company with respect to the increase in the Commitments as the Administrative Agent may reasonably request.
          (d) Upon the acceptance of any such agreement by the Administrative Agent, the Revolving Credit Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement and the Commitment amounts of each Lender set forth on the signature pages hereto shall automatically be deemed to be updated.
          (e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.14 that is not pro rata among all Lenders, (x) the Borrowers, the Administrative Agent and the Lenders shall as of the effective date of such increase make adjustments to the outstanding principal amount of Revolving Loans (but not any interest accrued thereon or any accrued fees prior to such date), including, subject to the conditions specified in Section 4.2, the borrowing of additional Revolving Loans hereunder and the repayment of Revolving Loans plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by the Lenders in proportion to their respective Commitments after giving effect to such increase, together with any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, and each Lender shall be deemed to have made an assignment of its outstanding Revolving Loans and Commitment, and assumed outstanding Revolving Loans and Commitments of other Lenders as of the effective date of such increase as may be necessary to effect the foregoing, and (y) effective upon such increase, the amount of the unfunded participations held by each Lender in each Letter of Credit then outstanding shall be adjusted such that, after giving effect to such adjustments, the Lenders shall hold unfunded participations in each such Letter of Credit in the proportion its respective Commitment bears to the aggregate Commitments after giving effect to such increase.
     Section 2.15. Additional Interest Costs.
          (a) Mandatory Costs Rate. If and so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans in any currency other than Dollars, such Lender may require each Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory

Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit 2.15 hereto.
          (b) Other Requirements for Additional Interest. If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans in any currency other than Dollars, such Lender may require each Borrower to pay, contemporaneously with each payment of interest on each of such Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
          (c) Determination of Amounts Due. Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender and notified to the Company (with a copy to the Administrative Agent) in the form of a certificate setting forth such additional interest at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the Company by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.
          (d) Limitation on Amounts Due. Subject to the provisions of Section 8.3(c), failure or delay on the part of any Lender on any occasion to demand additional interest pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such additional interest on any subsequent occasion.
     Section 2.16. Extensions of Commitment Termination Date. So long as no Event of Default has occurred and is continuing, no earlier than 60 days and at least 45 days prior to any anniversary of the Effective Date, the Company may (but in no event on more than two occasions during the term of this Agreement), by written notice to the Administrative Agent, request that the Commitment Termination Date then in effect be extended for a 1-year period. On each such occasion, the Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no earlier than 30 days prior to such anniversary date and the Administrative Agent shall promptly thereafter notify the Company of such Extending Lender’s agreement to extend its Commitment (and such agreement shall be irrevocable until such anniversary date). The Commitment of any Lender that fails to accept or respond to the Company’s request for extension of the Commitment Termination Date (a “Declining Lender”) shall be terminated on the Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Commitment Termination Date the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees, including, without limitation, fees under Section 2.11, accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. Each Extending Lender may

offer to increase its respective Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days prior to such anniversary date (and such offer shall be irrevocable until such anniversary date). To the extent the aggregate amount of extended Commitments is less than the aggregate amount of Commitments so requested to be extended pursuant to the foregoing, the Company shall have the right to require any Declining Lender at any time thereafter to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.10(b), and (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. If, but only if, Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such anniversary date, the Commitment Termination Date of such Extending Lenders and Replacement Lenders shall be extended by one year effective as of such anniversary of the Effective Date.
     Section 2.17. Swingline Advances. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time prior to the Commitment Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the sum of the aggregate Swingline Exposure plus the Dollar Equivalent of the aggregate principal amount of the Revolving Loans plus the L/C Obligations of all Lenders (determined in accordance with Section 10.19) exceeding the Revolving Credit Commitment Amount then in effect; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, repay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, Company shall deliver, by hand delivery or telecopier, a duly completed and executed Swingline Loan Request substantially in the form of Exhibit 2.17 (each a “Swingline Request”) to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., on the day of a proposed Swingline Loan. Each such Swingline Request shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan and the applicable Borrower. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower to an account as directed in writing by Company in the applicable Swingline Request maintained with the Administrative Agent by 3:00 p.m. on the requested date of such Swingline Loan. Company shall not request a Swingline Loan if at the time of or immediately after giving effect to such Swingline Loan a Default or Event of Default has occurred and is continuing or would result therefrom. The Swingline Lender shall not make a Swingline Loan if it has received notice from

Borrower or any Lender that a Default or Event of Default exists or would result from such Swingline Loan. Swingline Loans shall be made in minimum amounts of $2,500,000 and integral multiples of $100,000 above such amount.
          (c) Each Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 noon on the proposed date of repayment.
          (d) The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m. on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent, or if the Swingline Lender and the Administrative Agent are the same entity, the Swingline Lender, will give notice thereof to each Lender, specifying in such notice such Lender’s applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitment Amount and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5(a) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.
     Section 2.18. Designated Borrowers.
          (a) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate the Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.18A (a “Designated Borrower Request and Assumption Agreement”). Following the giving of any notice pursuant to this Section 2.18(a), if the designation of such Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.
          (b) Within five (5) Business Days after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower for a Designated Borrower that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, (A) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated and either (1) the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement, or (2) the Company shall have the right to require any Protesting Lender at any time thereafter to (and any such Protesting Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other Person become a party to this Agreement; provided that (x) such assignment is otherwise in compliance with Section 10.10(b), and (y) such Protesting Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement; or (B) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.
          (c) The parties hereto acknowledge and agree that prior to the Designated Borrower becoming entitled to utilize the Revolving Credit provided for herein, the Administrative Agent and the Lenders shall have received the duly executed Company Guaranty, together with such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders, and Notes signed by the Designated Borrower to the extent any Lenders so require. Promptly following receipt of the Company Guaranty and all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.18B (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Designated Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.
          (d) The Obligations of the Designated Borrower shall be guaranteed by the Company pursuant to the Company Guaranty.
          (e) The Designated Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.
          (f) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
ARTICLE 3
FEES AND PAYMENTS.
     Section 3.1. Fees.
          (a) Facility Fees. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Facility Fee Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Initial Availability Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure or Swingline Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of the sum of such Lender’s Revolving Credit Exposure plus such Lender’s Swingline Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure and Swingline Exposure. Accrued facility fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, commencing on March 31,

2007, on the date(s) on which the Commitments shall have terminated and the Lenders shall have no further Revolving Credit Exposures, and on the Maturity Date. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Utilization Fees. For any day prior to the Commitment Termination Date on which the Dollar Equivalent of the outstanding principal amount of the Loans and L/C Obligations shall be greater than or equal to an amount equal to 50% of the total Commitments (and for any day after the termination of all the Commitments on which any Loans or L/C Obligations shall be outstanding if the Dollar Equivalent of the outstanding principal amount thereof on the date the Commitments terminated shall have been greater than or equal to 50% of the total Commitments in effect on such date) the Company shall pay to the Administrative Agent for the account of each Lender a utilization fee equal to the Applicable Utilization Fee Rate multiplied by the Dollar Equivalent of aggregate amount of such Lender’s outstanding Loans and applicable Percentage of L/C Obligations on such day. Accrued and unpaid utilization fees, if any, shall be payable in arrears on the last Business Day of each March, June, September and December, on the date(s) on which the Commitments shall have terminated and there are no Loans or L/C Obligations outstanding, and on the Maturity Date. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Letter of Credit Fees. Commencing March 31, 2007, and thereafter on the last Business Day of each March, June, September and December, the Company shall pay to the Administrative Agent quarterly in arrears, for the period until the next Letter of Credit fee payment date, for the ratable account of the Lenders, a non-refundable fee payable in Dollars equal to the Applicable Margin multiplied by the outstanding face amount or increase of such Letter of Credit during such period calculated on the basis of a 360 day year and actual days elapsed and based on the then scheduled expiration date of the Letter of Credit. For any Letter of Credit issued with a face amount in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder. In addition, the Company shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, customary issuance and administrative fees, fronting fees and expenses for such Letter of Credit as agreed from time to time between such Issuing Bank and the Company.
          (d) Administrative Agent and Arrangement Fees. The Company shall pay to the Administrative Agent the fees from time to time agreed to by the Company and the Administrative Agent and the arrangement fees previously agreed to by the Company and the Co-Lead Arrangers.
          (e) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, utilization fees, and Letter of Credit fees (other than issuance and administrative fees payable to the Issuing Banks), to the Lenders.

     Section 3.2. Place and Application of Payments.
          (a) All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of Swingline Loans, to the Swingline Lender, except as provided in Section 2.17), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof (i) in the case of payments in U.S. Dollars, no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Company, and (ii) in the case of payments in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars, or Kroner, no later than 11:00 A.M. (at the office of the applicable Administrative Agent’s Account for payments in such currency) in the applicable Administrative Agent’s Account. Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. If the applicable Borrower does not, or is unable for any reason to, effect payment of a Loan or Reimbursement Obligation to the Lenders in the applicable currency or if the applicable Borrower shall default in the payment when due of any payment in such currency, the Lenders may, at their option, require such payment to be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 10.19. With respect to any amount due and payable in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner, each Borrower agrees to hold the Lenders harmless from any losses, if any, that are incurred by the Lenders arising from any change in the value of Dollars in relation to such currency between the date such payment became due and the date of payment thereof (other than losses incurred by any Lender due to the gross negligence or willful misconduct of such Lender). The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds in like currency to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.
          (b) If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order set forth in Section 7.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.
     Section 3.3. Withholding Taxes.
          (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 3.3(b), each payment by or on behalf of the Borrowers to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under or in connection with this Agreement or any other Credit Document shall be made without withholding for or on account of any present or future taxes. If any such withholding is so required, the applicable Borrower shall make the withholding and pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon. Moreover, in the case of any such present or future taxes imposed by or within the jurisdiction in which the applicable Borrower is incorporated, any jurisdiction from which the applicable Borrower makes any payment under this Agreement or any other Credit Document, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent, the following taxes:
          (i) taxes imposed on, based upon, or measured by such Lender’s, such Issuing Bank’s, the Swingline Lender’s or the Administrative Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar taxes imposed on it;
          (ii) taxes imposed on such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent as a result of a present or former connection between the taxing jurisdiction and such Lender, such Issuing Bank, the Swingline Lender or Administrative Agent, or any owner or affiliate thereof, as the case may be, other than a connection resulting solely from the transactions contemplated by this Agreement;
          (iii) taxes imposed as a result of the transfer by such Lender, such Issuing Bank, the Swingline Lender or Administrative Agent of its interest in this Agreement or any other Credit Document or a designation by such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent (other than pursuant to Section 8.3(c)) of a new Lending Office (other than taxes imposed as a result of any change in treaty, law or regulation after such transfer of such Lender’s, such Issuing Bank’s, the Swingline Lender’s or the Administrative Agent’s interest in this Agreement or any other Credit Document or designation of a new Lending Office);
          (iv) taxes imposed by the United States of America (or any political subdivision thereof or tax authority therein) upon a Lender, Issuing Bank, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any “anti-treaty shopping,” “limitation of benefits,” or similar provision applicable to a treaty) after the date hereof, in the case of each Lender, Issuing Bank, Swingline Lender or Administrative Agent originally a party hereto or, in the case of any Purchasing Lender (as defined in Section 10.10(b)) or other Issuing Bank or Administrative Agent, after the date on which it becomes a Lender, Issuing Bank, or Administrative Agent, as the case may be; or
          (v) taxes which would not have been imposed but for (a) the failure of such Lender, such Issuing Bank, the Swingline Bank or the Administrative Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) (unless excused pursuant to Section 3.3(c)), or (II) any other form, certification, documentation or proof which is reasonably requested by the Company and which can be lawfully delivered by such Lender, or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, such

Issuing Bank, the Swingline Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false or not properly completed;
(all such present or future taxes, excluding only the taxes described in the preceding clauses (i) through (v), being hereinafter referred to as “Indemnified Taxes”), the applicable Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent is free and clear of such Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If any Borrower pays any Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by such Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, Issuing Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days of such payment. If the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender pays any Indemnified Taxes which any Borrower has failed to withhold or pay to the appropriate governmental authority, or any penalties or interest in connection therewith, such Borrower shall reimburse the Administrative Agent, that Issuing Bank, the Swingline Lender or that Lender for the payment in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent shall make written demand on the Company for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be. In the event that such Lender, Issuing Bank or the Administrative Agent fails to give the Company timely notice as provided herein, no Borrower shall have any obligation to pay such claim for reimbursement. In the event that any taxing authority notifies a Borrower that it has improperly failed to withhold any taxes (other than Indemnified Taxes) from a payment to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document, such Borrower shall timely and fully pay such taxes to such taxing authority and such Lender, Issuing Bank, Swingline Lender or Administrative Agent, as the case may be, shall pay the amount of such taxes to such Borrower within thirty (30) days after the receipt of written demand therefor. If a Borrower is or will be required to pay an additional amount to a Lender, an Issuing Bank, the Swingline Lender or the Administrative Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including, without limitation, changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

          (b) U.S. Withholding Tax Exemptions. Upon the written request of the Company or the Administrative Agent, each Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent, promptly after such request, two duly completed and signed copies of either Form W-8BEN or any successor form (entitling such Lender or Issuing Bank to a complete exemption from withholding under the Code on all amounts to be received by such Lender or Issuing Bank, including fees, pursuant to the Credit Documents) or Form W-8ECI or any successor form (relating to all amounts to be received by such Lender or Issuing Bank, including fees, pursuant to the Credit Documents) of the United States Internal Revenue Service, and any other form of the United States Internal Revenue Service reasonably necessary to accomplish exemption from withholding obligations or to facilitate the Administrative Agent’s performance under this Agreement. Thereafter and from time to time, each such Lender or Issuing Bank shall submit to the Company and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such Lender or Issuing Bank, including fees, pursuant to the Credit Documents. Upon the request of the Company, each Lender or Issuing Bank that is a United States person shall submit to the Company a certificate to the effect that it is such a United States person and is exempt from information reporting under Section 6049 of the Code and backup withholding under Section 3406 of the Code.
          (c) Inability of Lender to Submit Forms. If any Lender or Issuing Bank determines in good faith, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that (i) it is unable to submit to the Company or Administrative Agent any form or certificate that such Lender or Issuing Bank is obligated to submit pursuant to subsection (b) of this Section 3.3, (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender or Issuing Bank shall promptly notify the Company and Administrative Agent of such fact, and such Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
          (d) Refund of Taxes. If any Lender, Issuing Bank, Swingline Lender or the Administrative Agent receives a refund or credit of any Indemnified Tax or any tax referred to in Section 10.3 with respect to which any Borrower has paid any amount pursuant to this Section 3.3 or Section 10.3, such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent shall pay the amount of such refund or credit (including any interest received with respect thereto) to such Borrower within fifteen (15) days after receipt thereof. A Lender, Issuing Bank, or the Administrative Agent shall provide, at the sole cost and expense of the Company, such assistance as the Company may reasonably request in order to obtain such a refund or credit; provided, however, that none of the Administrative Agent, any Lender, any Issuing Bank or Swingline Lender shall in any event be required to disclose any information to the Company with respect to the overall tax position (or any other information relating to taxes that such Person reasonably determines to be confidential) of the Administrative Agent, Issuing Bank, the Swingline Lender or such Lender.

ARTICLE 4
CONDITIONS PRECEDENT.
     Section 4.1. Initial Borrowing. The obligation of each Lender to advance the initial Loans hereunder, of the Swingline Lender to advance the initial Swingline Loan and of each Issuing Bank to issue the initial Letter of Credit hereunder, on or after the Initial Availability Date is subject to satisfaction of the following conditions precedent:
          (a) The Administrative Agent shall have received duly executed signature pages to this Agreement (including by facsimile or other electronic means), the duly executed NDC Guaranty, the duly executed Swingline Note, any Revolving Notes requested pursuant to Section 2.8(e) prior to the Initial Availability Date, duly executed, and the following all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient number of signed counterparts as requested by the Administrative Agent:
          (i) Certificates of Officers of Company. Certificates of the Secretary or an Assistant Secretary of the Company containing specimen signatures of the persons authorized to execute Credit Documents to which the Company is a party on the Company’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the Board of Directors or other appropriate body of the Company authorizing the execution and delivery of the Credit Documents to which the Company is a party, (y) copies of the Company’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and bylaws and other governing documents, if any, and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of the Company’s jurisdiction of incorporation;
          (ii) Certificates of Officers of NDC. Certificates of the Secretary or an Assistant Secretary of NDC containing specimen signatures of the persons authorized to execute Credit Documents to which NDC is a party on NDC’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the Board of Directors or other appropriate body of NDC authorizing the execution and delivery of the Credit Documents to which NDC is a party, (y) copies of NDC’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and bylaws and other governing documents, if any, and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of NDC’s jurisdiction of incorporation;
          (iii) Regulatory Filings and Approvals. Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;
          (iv) Insurance Certificate. An insurance certificate dated not more than ten (10) Business Days prior to the Initial Availability Date from the Company describing in reasonable detail the insurance maintained by the Company and its Subsidiaries as required by this Agreement;
          (v) Opinions of Counsel. The opinions of (x) Thompson & Knight LLP, counsel for the Company and NDC, in the form of Exhibit 4.1A, and (y) Maples and Calder, Cayman Islands counsel for the Company, in the form of Exhibit 4.1B;
          (vi) Closing Certificate. Certificate of the President or a Vice President of the Company as to the satisfaction of all conditions set forth in Section 4.1(b) and (c) and certifying the ratings by S&P, Fitch and Moody’s, as of the Effective Date, of the Company’s non-credit enhanced senior unsecured long-term debt; and
          (vii) Existing Facility. Evidence that all commitments of the lenders under the Existing Facility are being terminated, and all amounts then outstanding under the Existing Facility are being paid in full, simultaneously on or prior to the Initial Availability Date.
          (viii) Process Agent. An acknowledgment from CT Corporation with respect to its irrevocable appointment by the Credit Parties pursuant to Section 10.14.
          (b) Each of the representations and warranties of the Company and its Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects as of the time of such Borrowing, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;
          (c) No Default or Event of Default shall have occurred and be continuing; and
          (d) Payment of all fees and all expenses incurred through the Effective Date then due and owing to the Administrative Agent, the Lenders, and the Co-Lead Arrangers pursuant to this Agreement and as otherwise agreed in writing by the Company.
     Section 4.2. All Borrowings. The obligation of each Lender to make any advance of any Loan, of the Swingline Lender to make any Swingline Loan, and of each Issuing Bank to issue any Letter of Credit hereunder (including any increase in the amount of, or extension of the expiration date of, any Letter of Credit) is subject to satisfaction of the following conditions precedent (but subject to Sections 2.3(c) and 2.12(b)):
          (a) Notices. The Administrative Agent shall have received (i) in the case of any Loan, the Borrowing Request required by the first sentence of Section 2.3(a), (ii) in the case of any Swingline Loan, the Swingline Request required by Section 2.15(b) and (iii) in the case of the issuance, extension or increase of a Letter of Credit, the relevant Issuing Bank and the Administrative Agent shall have received a duly completed Issuance Request and Application for such Letter of Credit, as the case may be, meeting the requirements of Section 2.12(b);
          (b) Warranties True and Correct. In the case of any advance, Borrowing, Loan or issuance or increase of any Letter of Credit that increases the aggregate amount of Loans or L/C Obligations outstanding after giving effect to such advance, Borrowing or issuance or increase, or extension of the expiration date of a Letter of Credit, each of the representations and warranties of the Company and its Subsidiaries set forth herein (other than the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17) shall be true and correct in all material respects as of the time of such advance, Borrowing, Loan or issuance or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;
          (c) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Borrowing; and
          (d) Regulations U and X. The Borrowing, Loan or issuance, extension or increase of a Letter of Credit to be made by any Borrower shall not result in such Borrower or any Lender or any Issuing Bank being in non-compliance with or in violation of Regulation U or X of the Board of Governors of the Federal Reserve System.
Each acceptance by the applicable Borrower of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Company on the date of such acceptance, that all conditions precedent to such Borrowing, Loan or issuance, increase or extension set forth in this Section 4.2 and in Section 4.1 with respect to the initial Borrowings, Loans or Letter of Credit hereunder have (except to the extent waived in accordance with the terms hereof) been satisfied or fulfilled unless the Company gives to the Administrative Agent and the Lenders written notice to the contrary, in which case none of the Lenders nor the Swingline Lender shall be required to fund or convert such Loans, and none of the Issuing Banks shall be required to issue, increase the amount of or extend the expiration date of such Letter of Credit, unless the Required Lenders shall have previously waived in writing such non-compliance.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES.
     Each Borrower represents and warrants to each Lender, each Issuing Bank, the Swingline Lender and Administrative Agent as follows:
     Section 5.1. Corporate Organization. The Company and each of its Significant Subsidiaries: (i) is duly organized and existing in good standing under the laws of the jurisdiction of its organization; (ii) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

     Section 5.2. Power and Authority; Validity. Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each of the Credit Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.
     Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries.
     Section 5.4. Litigation. As of the Effective Date, there are no actions, suits, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that are reasonably likely to have a Material Adverse Effect.
     Section 5.5. Use of Proceeds; Margin Regulations.
          (a) Use of Proceeds. The proceeds of the Loans and the Letters of Credit shall only be used to refinance the Existing Facility, for permitted investments and acquisitions, capital expenditures and other general corporate purposes of the Company and its Subsidiaries.
          (b) Margin Stock. Neither the Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of the Loans or the Letters of Credit will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System. After application of the proceeds of the Loans, the issuance of the Letters of Credit, and any acquisitions permitted hereunder, less than 25% of the assets of each of the Company and its Subsidiaries consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

     Section 5.6. Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.7. Reserved.
     Section 5.8. True and Complete Disclosure. All factual information (taken as a whole) furnished by the Company or any of its Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or the Confidential Information Memorandum or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement.
     Section 5.9. Financial Statements. The financial statements heretofore delivered to the Lenders for the Company’s fiscal year ending December 31, 2006 have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with the Company’s financial statements for the previous fiscal year. Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of the Company as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, the Company and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Company that were not included in the financial statements referred to in this Section 5.9 or disclosed in the notes thereto or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders).
     Section 5.10. No Material Adverse Change. As of the Effective Date, there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.
     Section 5.11. Taxes. The Company and its Subsidiaries have filed all required United States federal income tax returns, and all other material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against Company and its Subsidiaries or any of their properties (other than any such assessments, fees, charges or levies that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

     Section 5.12. Consents. On the Initial Availability Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents to which it is a party and with respect to the Company, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect. As of the date of the Designated Borrower Notice, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Designated Borrower in order to execute, deliver and perform the Credit Documents to which it is a party, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect.
     Section 5.13. Insurance. The Company and its Significant Subsidiaries currently maintain in effect, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles); provided that the Company or any Significant Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.
     Section 5.14. Intellectual Property. The Company and its Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Company and its Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.
     Section 5.15. Ownership of Property. The Company and its Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.
     Section 5.16. Existing Indebtedness. Schedule 5.16 contains a complete and accurate list of all Indebtedness outstanding as of the Effective Date, with respect to the Company and its Subsidiaries, in each case in a principal amount of $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more (other than the Obligations hereunder and Indebtedness permitted by Section 6.11), in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness, and the scheduled payments of such Indebtedness.
     Section 5.17. Existing Liens. Schedule 5.17 contains a complete and accurate list of all Liens outstanding as of the Effective Date, with respect to the Company and its Subsidiaries where the Indebtedness or other obligations secured by such Lien is in a principal amount of $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more (other than the Liens permitted by Section 6.10), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the Agreements or other instruments creating, granting, or otherwise giving rise to such Lien.
ARTICLE 6
COVENANTS.
     The Company covenants and agrees that, so long as any Loan, Note, Commitment, or L/C Obligation is outstanding hereunder, or any other Obligation is due and payable hereunder:
     Section 6.1. Corporate Existence. Each of the Company and its Significant Subsidiaries will preserve and maintain its organizational existence, except (i) for the dissolution of any Significant Subsidiaries (other than NDC, unless and until released pursuant to the terms of the NDC Guaranty) whose assets are transferred to the Company or any of its Subsidiaries, (ii) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary (other than NDC, unless and until released pursuant to the terms of the NDC Guaranty) could not reasonably be expected to have a Material Adverse Effect, or (iii) as otherwise expressly permitted in this Agreement.
     Section 6.2. Maintenance. Each of the Company and its Significant Subsidiaries will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Company or any Significant Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Company or any Significant Subsidiary, as applicable, desirable in the conduct of its business.
     Section 6.3. Taxes. Each of the Company and its Subsidiaries will duly pay and discharge all Taxes upon or against it or its properties and all other obligations (including, without limitation, ERISA obligations) within ninety (90) days after becoming due (in the case of Taxes) or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.
     Section 6.4. ERISA. Each of the Company and its Subsidiaries will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed might result in the imposition of a material

Lien against any properties or assets of the Company or any Significant Subsidiary and will promptly notify the Administrative Agent upon an officer of the Company becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a multi-employer plan, as defined in ERISA), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) Company’s or any of its Subsidiaries’ intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Company or its Subsidiaries of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than for benefits), fine or penalty to the Company and/or to the Company’s Subsidiaries, or any plan amendment that could reasonably be expected to increase the contingent liability of the Company and its Subsidiaries, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. The Company will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.
     Section 6.5. Insurance. Each of the Company and its Significant Subsidiaries will maintain or cause to be maintained, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ public and product liability risks; provided that the Company or any Significant Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.
     Section 6.6. Financial Reports and Other Information.
          (a) Periodic Financial Statements and Other Documents. The Company, its Subsidiaries and any SPVs will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Company, its Subsidiaries and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:
          (i) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the

Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of the Company that they fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Company’s Form 10-Q with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
          (ii) within one hundred twenty (120) days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Company’s Form 10-K with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);
          (iii) within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that the Company sends to its stockholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this subsection subject to Section 6.6(b) and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto; and
          (iv) such other information as the Administrative Agent or any Lender may reasonably request.
The Administrative Agent will forward promptly to the Lenders the information provided by the Company pursuant to (i) through (iv) above.
          (b) Compliance Certificates. Within the sixty (60) day or one hundred twenty (120) day time periods set forth in subsections (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Company shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) (i) additional information setting forth calculations excluding the effects of any SPVs and containing such calculations for any SPVs as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by the Company’s chief financial officer (or other financial officer of the Company), in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same, and (y) a Compliance Certificate in the form of Exhibit 6.6 showing the Company’s compliance with certain of the covenants set forth herein.
          (c) Reserved.
          (d) Notice of Events Relating to Environmental Laws and Claims. Promptly after any officer of the Company obtains knowledge of any of the following, the Company will provide the Administrative Agent (who will in turn provide notice to the Lenders of) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:
          (i) any pending or threatened Environmental Claim against the Company, any of its Subsidiaries or any SPV or any property owned or operated by the Company, any of its Subsidiaries or any SPV;
          (ii) any condition or occurrence on any property owned or operated by the Company, any of its Subsidiaries or any SPV that results in noncompliance by the Company, any of its Subsidiaries or any SPV with any Environmental Law; and
          (iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Company, any of its Subsidiaries or any SPV other than in the ordinary course of business.
          (e) Notices of Default, Litigation, Etc. The Company will promptly, and in any event within five (5) Business Days, after an officer of the Company has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; (iv) the occurrence of any event which has resulted in a breach of, or is reasonably expected to result in a breach of, Section 6.16; and (v) any notice received by it, any Subsidiary or any SPV from the holder(s) of Indebtedness of the Company, any Subsidiary or any SPV in an amount which, in the aggregate, exceeds $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000), where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.
     Section 6.7. Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender, the Company will permit the Administrative Agent or any

Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at the Company’s expense, to visit and inspect any of the properties of the Company or any of its Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Company and its Subsidiaries), all as often, and to such extent, as may be reasonably requested. The chief financial officer of the Company and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.
     Section 6.8. Conduct of Business. The Company and its Subsidiaries will at all times remain primarily engaged in any of (i) the contract drilling business, (ii) the provision of services to the energy industry, (iii) other existing businesses described in the Company’s current SEC reports, or (iv) any related or ancillary businesses (each a “Permitted Business”).
     Section 6.9. Restrictions on Fundamental Changes. The Company shall not merge or consolidate with any other Person, or cause or permit any dissolution of the Company or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Company’s assets, except that:
          (a) The Company or any of its Subsidiaries may merge into, or consolidate with, any other Person if upon the consummation of any such merger or consolidation (i) the Company or such Subsidiary is the surviving Person to any such merger or consolidation, (ii) a Person who will contemporaneously therewith become a Subsidiary of the Company is the surviving Person to any such merger or consolidation or (iii) with respect to a merger or consolidation of the Company, such other Person is the surviving Person to any such merger or consolidation, the U.S. Dollar denominated non-credit enhanced senior unsecured long-term debt of such Person shall continue to be rated by S&P, Moody’s or Fitch and such Person shall have executed and delivered to the Administrative Agent and each Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the other Credit Documents to which the Company is a party, together with such evidence of appropriate corporate authorization on the part of such Person with respect to such assumption and such opinions of counsel for such Person with respect to such assumption as the Administrative Agent may reasonably request;
          (b) The Company may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person if such Person is a Subsidiary of the Company (or a Person who will contemporaneously therewith become a Subsidiary of the Company); and
provided in the case of any transaction described in the preceding clauses (a) and (b), no Default or Event of Default shall exist immediately prior to, or after giving effect to, such transaction.

     Section 6.10. Liens. The Company and its Subsidiaries shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Company or any Subsidiary, except the following (collectively, the “Permitted Liens”):
          (a) Liens existing on the date hereof (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate amount of $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more, being described on Schedule 5.17 attached hereto);
          (b) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Company or its Subsidiaries are parties or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
          (c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;
          (d) Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;
          (e) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;
          (f) Liens arising out of judgments or awards against the Company or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Company or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of the Company and its Subsidiaries secured by such Liens shall not exceed the Dollar Equivalent of $100,000,000 at any one time outstanding;
          (g) Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Company or any Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Company or any Subsidiary;
          (h) Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;
          (i) Liens on property existing at the time such property is acquired by the Company or any Subsidiary of the Company and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such Person becoming a Subsidiary of the Company (or on repairs, renewals, replacements, additions, accessions and betterments thereto);
          (j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement (other than amounts incurred to pay costs of such extension, renewal or replacement), and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);
          (k) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;
          (l) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;
          (m) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

          (n) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;
          (o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;
          (p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);
          (q) Liens on property securing Non-recourse Debt;
          (r) Liens on the stock or assets of SPVs;
          (s) other Liens created in connection with securitization programs, if any, of the Company and its Subsidiaries; and
          (t) Liens (not otherwise permitted by this Section 6.10) securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (t) at such time) ten percent (10%) of Consolidated Tangible Net Worth.
     Section 6.11. Subsidiary Indebtedness. The Company shall not permit its Subsidiaries to incur, assume or suffer to exist any Indebtedness, except:
          (a) existing Indebtedness outstanding on the Effective Date (such Indebtedness, to the extent the principal amount thereof is $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more, being described on Schedule 5.16 attached hereto), and any subsequent extensions, renewals or refinancings thereof (i) so long as such Indebtedness is not increased in amount (other than amounts incurred to pay costs of such extension, renewal or refinancing), or (ii) such extensions, renewals or refinancings are otherwise expressly permitted by, and are effected pursuant to, another clause in this Section 6.11 (other than clause (l) hereof);
          (b) Indebtedness under the Credit Documents;
          (c) intercompany loans and advances to the Company or its Subsidiaries, and intercompany loans and advances from any of such Subsidiaries or SPVs to the Company or any other Subsidiaries of the Company;
          (d) Indebtedness under any Interest Rate Protection Agreements and any Currency Rate Protection Agreements, in each case entered into in the ordinary course of business and not for speculative purposes;

          (e) Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, or (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $200,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;
          (f) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or is merged with or into the Company or any Subsidiary of the Company and not incurred in contemplation of such transaction, and extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing;
          (g) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit, and (ii) with respect to letters of credit issued in the ordinary course of business;
          (h) Indebtedness created in connection with securitization programs, if any;
          (i) Non-recourse Debt;
          (j) Indebtedness (not otherwise permitted under any other clause of this Section 6.11) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (j) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”);
          (k) other Indebtedness not otherwise permitted under any other clause of this Section 6.11 so long as (i) with respect to NDC, the NDC Guaranty is in force (which may, pursuant to the terms thereof, be terminated upon notice to the Administrative Agent by the Company provided that (A) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to the preceding clause (j) and this clause (k), including Indebtedness of NDC, is equal to or less than the Subsidiary Debt Basket Amount, (B) no Senior NDC Notes are outstanding and (C) no Default or Event of Default has occurred and is continuing) or (ii) with respect to any other Subsidiary, such Subsidiary has in force a Subsidiary Guaranty in substantially the form of Exhibit 6.11, provided that such Subsidiary Guaranty shall contain a provision that such Subsidiary Guaranty and all obligations thereunder of the Guarantor party thereto shall be terminated upon notice to the Administrative Agent by the Company that (x) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to the preceding clause (j) and this clause (k) is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and
          (l) extensions, renewals or replacements of Indebtedness permitted by this Section 6.11 that do not increase the amount of such Indebtedness (other than amounts incurred to pay costs of such extension, renewal or refinancing).
     Section 6.12. Use of Property and Facilities; Environmental Laws. The Company and its Subsidiaries shall comply in all material respects with all Environmental Laws applicable to or affecting the properties or business operations of the Company or any Subsidiary of the Company, where the failure to comply could reasonably be expected to have a Material Adverse Effect.
     Section 6.13. Transactions with Affiliates. Except as otherwise specifically permitted herein, the Company and its Subsidiaries shall not (except pursuant to contracts outstanding as of (i) with respect to the Company, the Effective Date or (ii) with respect to any Subsidiary of the Company, the Effective Date or, if later, the date such Subsidiary first became a Subsidiary of the Company) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate, except pursuant to the requirements of the Company’s or such Subsidiary’s business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Company or such Subsidiary (other than a wholly owned Subsidiary) than would be obtained in an arms’ length transaction with a Person not a Controlling Affiliate.
     Section 6.14. Sale and Leaseback Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Section 6.16.
     Section 6.15. Compliance with Laws. Without limiting any of the other covenants of the Company in this Article 6, the Company and its Subsidiaries shall conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including, without limitation, environmental laws and ERISA); provided, however, that this Section 6.15 shall not require the Company or any Subsidiary of the Company to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     Section 6.16. Consolidated Indebtedness to Total Tangible Capitalization Ratio. The Company will maintain, as of the end of each fiscal quarter of the Company, a ratio (expressed as a percentage) of Consolidated Indebtedness to Total Tangible Capitalization of no greater than 60%.
     Section 6.17. Use of Proceeds. No Borrower will use the proceeds of the Loans or the Letters of Credit for any purpose or in any manner not permitted by Section 5.5.

ARTICLE 7
EVENTS OF DEFAULT AND REMEDIES.
     Section 7.1. Events of Default. Any one or more of the following shall constitute an Event of Default:
          (a) default by any Credit Party in the payment of any principal amount of any Loan or Reimbursement Obligation, any interest thereon or any fees payable hereunder, within three (3) Business Days following the date when due;
          (b) default by the Company or any Subsidiary in the observance or performance of any covenant set forth in Sections 6.9, 6.10 or 6.16;
          (c) default by the Company or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Company by the Administrative Agent;
          (d) any representation or warranty made or deemed made herein or in any other Credit Document by the Company or any Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;
          (e) (x) Indebtedness in the aggregate principal amount of the Dollar Equivalent of $100,000,000 of the Company and its Subsidiaries (“Material Indebtedness”) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its stated maturity, or (y) any default in respect of Material Indebtedness shall occur which permits the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity;
          (f) any Credit Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

          (g) a custodian, receiver, trustee, liquidator or similar official is appointed for any Credit Party or any Significant Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against any Credit Party or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);
          (h) the Company or any Subsidiaries of the Company fail within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $100,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;
          (i) (x) the Company or any Subsidiary of the Company fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Company or any of its Subsidiaries in excess of the Dollar Equivalent of $100,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against any Company or any Subsidiary to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities in excess of the Dollar Equivalent of $100,000,000;
          (j) any Person or group of Persons acting in concert (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shall own, directly or indirectly, beneficially or of record, securities of the Company (or other securities convertible into such securities) representing fifty percent (50%) or more of the combined voting power of all outstanding securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or
          (k) either the NDC Guaranty or the Company Guaranty for any reason is not a legal, valid, binding and enforceable obligation of NDC or the Company, respectively, or NDC or the Company shall so state in writing, unless and until such Guaranty is terminated pursuant to its terms.
     Section 7.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsections (f) or (g) of Section 7.1 with respect to the Credit Parties) has occurred and is continuing, the Administrative Agent shall, by notice to the Company: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrowers hereunder on the date stated in such notice (which may be the date thereof) and such termination shall automatically also terminate the Swingline Commitment on such date; (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrowers; and (c) if so directed by the Required Lenders, demand that the Company immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Company agrees to immediately make such payment, and each Borrower acknowledges and agrees that the Lenders, the Issuing Banks, the Swingline Bank and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, the Swingline Lender and the Issuing Banks, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, the Swingline Lender and the Issuing Bank, but the failure to do so shall not impair or annul the effect of such notice.
     Section 7.3. Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to any Credit Party, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrowers; and all obligations of the Lenders, the Swingline Lender and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Company shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) the full amount then available for drawing under all outstanding Letters of Credit, each Borrower acknowledging that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.
     Section 7.4. Collateral for Undrawn Letters of Credit.
          (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 7.2 or 7.3, the Company shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.
          (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application to, the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, and to the payment of any Revolving Loans, any Swingline Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Swingline Lender, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Company, the Administrative Agent shall invest and reinvest funds held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Company, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. When and if (A) (i) the Company shall have made payment of all Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Company any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Company, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the Required Lenders in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that an Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on deposit with the Collateral Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company.
     Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Company under Section 7.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.
     Section 7.6. Expenses. The Company agrees to pay to the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent, the Issuing Bank, or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.
     Section 7.7. Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Company, the Administrative Agent, all Issuing Banks, the Swingline Lender and all Lenders):

          (a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under this Agreement or any other Credit Document;
          (b) Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Banks, the Swingline Lender and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders, the Swingline Lender or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender, the Swingline Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;
          (c) Third, to the payment of any due and unpaid fees to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent, each Lender, the Swingline Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent, all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such fees have been paid in full;
          (d) Fourth, to the payment of accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender, the Swingline Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;
          (e) Fifth, to the payment of the outstanding due and payable principal amount of each of the Loans and the amount of the outstanding Reimbursement Obligations (reserving cash collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 7.4(a) has not been complied with)), pro rata in the proportion in which the outstanding principal amount of such Loans and the amount of such outstanding Reimbursement Obligations owing to each Lender, the Swingline Lender and each Issuing Bank, together (if Section 7.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 7.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit. In the event that any such Letters of Credit, or any portions thereof, expire without being drawn, any cash collateral therefor shall be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

          (f) Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, each Issuing Bank, the Swingline Lender and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and
          (g) Seventh, to a Borrower or as the Company may direct.
ARTICLE 8
CHANGE IN CIRCUMSTANCES.
     Section 8.1. Change of Law.
          (a) Notwithstanding any other provisions of this Agreement or any Note, if at any time any change, after the date hereof (or, if later, after the date the Administrative Agent or any Issuing Bank or Lender becomes the Administrative Agent or an Issuing Bank or Lender), in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or maintain Eurocurrency Loans or to fund any Loans in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars, or Kroner, or any Issuing Bank to issue any Letter of Credit or to provide payment thereunder in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars, or Kroner, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Company, and such Lender’s or Issuing Bank’s obligations to fund affected Eurocurrency Loans or make, continue or convert such Loans under this Agreement, or to issue any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue such Letters of Credit.
          (b) Upon the giving of the notice to Company referred to in subsection (a) above in respect of any such Loan, and provided the applicable Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Loan of such Lender shall be automatically converted to a Base Rate Loan in Dollars on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Loan in U.S. Dollars, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.
          (c) Any Lender or Issuing Bank that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans or issue such Letters of Credit, give prompt written notice thereof to the Company and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans or issue such Letters of Credit shall be reinstated.
     Section 8.2. Unavailability of Deposits or Inability to Ascertain LIBOR Rate. If on or before the first day of any Interest Period for any Borrowing of Eurocurrency Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including without limitation, the unavailability of matching deposits in the applicable currency) or such rate will not accurately reflect the cost to the Required Lenders of funding Eurocurrency Loans in the applicable currency for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to fund Loans in Euro, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars, or Kroner, or make, continue or convert Loans as or into such Eurocurrency Loans, or to convert Base Rate Loans into such Eurocurrency Loans, shall be suspended and (ii) each Eurocurrency Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan in U.S. Dollars.
     Section 8.3. Increased Cost and Reduced Return.
          (a) If, on or after the date hereof, the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or Issuing Bank (or its applicable Lending Office), with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency exercising control over banks or financial institutions generally issued after the date hereof (or, if later, after the date the Administrative Agent, Issuing Bank, or Lender becomes the Administrative Agent, Issuing Bank, or Lender):
          (i) subjects any Lender or Issuing Bank (or its applicable Lending Office) to any tax, duty or other charge related to any Eurocurrency Loan, Reimbursement Obligation, or its obligation to advance or maintain Eurocurrency Loans or issue any Letter of Credit, or shall change the basis of taxation of payments to any Lender or Issuing Bank (or its applicable Lending Office) of the principal of or interest on its Eurocurrency Loans, Letters of Credit or Reimbursement Obligation or any participations in any thereof, or any other amounts due under this Agreement related to its Eurocurrency Loans, Letters of Credit, Reimbursement Obligations or participations therein, or its obligation to make Eurocurrency Loans, issue Letters of Credit, or acquire participations therein (except for changes with respect to taxes that are not Indemnified Taxes pursuant to Section 3.3); or
          (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participation in any thereof, or its obligation to advance or maintain Eurocurrency Loans, issue Letters of Credit or participate in any thereof;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its applicable Lending Office) of advancing or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its applicable Lending Office) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender or Issuing Bank to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall be obligated to pay (or cause the applicable Designated Borrower to pay) to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.
          (b) If, after the date hereof, the Administrative Agent, any Lender, the Swingline Lender or Issuing Bank shall have reasonably determined that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein (including, without limitation, any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy rules heretofore adopted and issued by any governmental authority), or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent, any Lender, the Swingline Lender or Issuing Bank (or its applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or Swingline Lender’s capital, or on the capital of any corporation controlling such Lender, Issuing Bank or Swingline Lender, as a consequence of its obligations hereunder to a level below that which such Lender, Issuing Bank or Swingline Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, Issuing Bank’s, Swingline Lender’s or its controlling corporation’s policies with respect to capital adequacy in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Lender, Issuing Bank or Swingline Lender to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender, Issuing Bank or Swingline Lender (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender, Issuing Bank or Swingline Lender such additional amount or amounts as will compensate such Lender, Issuing Bank or Swingline Lender for such reduction or the applicable Borrower may prepay all Eurocurrency Loans of such Lender or obtain the cancellation of all such Letters of Credit.
          (c) Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks that determines to seek compensation or additional interest under this Section 8.3 or Section 2.15 shall give written notice to the Company and, in the case of a Lender, the Swingline Lender or a Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank to such compensation no later than ninety (90) days after the

Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender, the Swingline Lender or any Issuing Bank or the obligations of the Borrowers under this Section 8.3 or Section 2.15. A certificate of the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank, as applicable, claiming compensation or additional interest under this Section 8.3 or Section 2.15, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent, such Lender, Swingline Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof. In determining such amount, such Lender, the Swingline Lender or such Issuing Bank may use any reasonable averaging and attribution methods.
     Section 8.4. Lending Offices. The Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Loan or Letter of Credit available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or affiliates made at the request of the Company, no Borrower shall be responsible for the costs arising under Section 3.3 or 8.3 resulting from any such transfer to the extent not otherwise applicable to such Lender, the Swingline Lender or such Issuing Bank prior to such transfer.
     Section 8.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender, the Swingline Lender and each Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.
     Section 8.6. Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or additional interest or given notice of its intention to demand compensation or additional interest under Section 8.3 or Section 2.15, (b) a Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3(b) or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender or Issuing Bank gives notice of any change in law or regulations, or in the interpretation thereof, pursuant to Section 8.1, (e) any Lender or Issuing Bank has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 3.3 have been levied or imposed (or the Company determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by a Borrower or payment by a Borrower of additional amounts to any Lender or Issuing Bank, or other reimbursement or indemnification of any Lender or Issuing Bank, as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Company to which the Required Lenders have consented, or (i) an Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, then and in such event, upon request from the Company delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.10 and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Company and (in the case of a commercial banking institution) reasonably satisfactory to the Administrative Agent, in consideration for the payments set forth in such Assignment Agreement and payment by the Company (or the Company shall cause the applicable Designated Borrower to pay) to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Sections 2.11, 2.15, 3.3, 8.3 and 10.13.
ARTICLE 9
THE AGENTS AND ISSUING BANK.
     Section 9.1. Appointment and Authorization of Administrative Agent and Other Agents. Each of the Lenders and the Swingline Lender hereby appoints Citibank, N.A. as the Administrative Agent, SunTrust Bank, as the Syndication Agent, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., Houston Agency, Fortis Capital Corp., and Wells Fargo Bank, N.A., as the Co-Documentation Agents under the Credit Documents and hereby authorizes the Administrative Agent and such Other Agents to take such action as the Administrative Agent and such Other Agents on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent and the Other Agents, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto.
     Section 9.2. Rights and Powers. The Administrative Agent and the Other Agents shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Administrative Agent, or an Other Agent, and the Administrative Agent and the Other Agents and their respective Controlling Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any of its Subsidiaries or Controlling Affiliates as if it were not an Administrative Agent or an Other Agent under the Credit Documents. The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes the Administrative Agent and the Other Agents in their respective individual capacities as a Lender. In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank,

N.A. in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender, the Swingline Lender or any Issuing Bank under any Credit Document (other than Citibank, N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
     Section 9.3. Action by Administrative Agent and the Other Agents. The obligations of the Administrative Agent and the Other Agents under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Sections 7.2 and 7.4. Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 7.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the Swingline Lender. In no event, however, shall the Administrative Agent or the Other Agents be required to take any action in violation of applicable law or of any provision of any Credit Document, and each of the Administrative Agent and the Other Agents shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Company. In all cases in which the Credit Documents do not require the Administrative Agent or the Other Agents to take specific action, the Administrative Agent and each of the Other Agents shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Revolving Notes.
     Section 9.4. Consultation with Experts. Each of the Administrative Agent and the Other Agents may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
     Section 9.5. Indemnification Provisions; Credit Decision. Neither the Administrative Agent, the Other Agents nor any of their directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence or willful misconduct. Neither the Administrative Agent, the Other Agents nor any of their directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Company or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent and the Other Agents make no representation of any kind or character with respect to any such matters mentioned in this sentence. The Administrative Agent and the Other Agents may execute any of their duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent and the Other Agents shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent and the Other Agents shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Administrative Agent and the Other Agents may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent. Each of the Lenders and the Swingline Lender acknowledges that it has independently, and without reliance on the Administrative Agent, the Other Agents, the Swingline Lender or any other Lender, obtained such information and made such investigations and inquiries regarding the Company and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender and the Swingline Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Company and its Subsidiaries, and the Administrative Agent and the Other Agents shall have no liability whatsoever to any Lender or the Swingline Lender for such matters. The Administrative Agent and the Other Agents shall have no duty to disclose to the Lenders or the Swingline Lender information that is not required by any Credit Document to be furnished by the Company or any Subsidiaries to such Agent at such time, but is voluntarily furnished to such Agent (either in their respective capacity as Administrative Agent or the Other Agents or in their individual capacity).
     Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold the Administrative Agent, the Other Agents, and their directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement.
     Section 9.7. Resignation.
          (a) Resignation of Agents. The Administrative Agent and the Other Agents may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Company. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent or any Other Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent or Other Agent, as the case may be. If no successor Administrative Agent or Other Agent, as the case may be, shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s or Other Agent’s giving of notice of resignation, then the retiring Administrative Agent or Other Agent, as the case may be, may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent or Other Agent, as the case may be, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent or the Other Agent hereunder, such successor Administrative Agent or Other Agent, as the case may be, shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent or Other Agent, as the case may be, under the Credit Documents, and the retiring Administrative Agent or Other Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s or Other Agent’s resignation hereunder as Administrative Agent or Other Agent, as the case may be, the provisions of this Article 9 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Other Agent, as the case may be.
          (b) Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 10.10(b), such Issuing Bank may, upon 30 days’ prior written notice to the Company, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Company may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.
     Section 9.8. Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out certain duties of the Administrative Agent as described herein. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Company and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.
     Section 9.9. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Co-Lead Arrangers, Co-Book Running Managers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Bank.
ARTICLE 10
MISCELLANEOUS.
     Section 10.1. No Waiver. No delay or failure on the part of the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.
     Section 10.2. Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.
     Section 10.3. Documentary Taxes. The Company agrees that it will pay (or cause the applicable Designated Borrower to pay) any documentary, stamp or similar taxes payable with respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender, each Issuing Bank and the Swingline Lender that determines to seek compensation under this Section 10.3 shall give written notice to the Company and, in the case of a Lender, an Issuing Bank or the Swingline Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender, such Issuing Bank or the Swingline Lender to such compensation no later than ninety (90) days after such Lender, such Issuing Bank or the Swingline Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the 90th day preceding such written demand.
     Section 10.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Borrower has any Obligation hereunder or any Commitment hereunder is in effect.
     Section 10.5. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders, the Swingline Lender and the Issuing Banks of amounts sufficient to protect the yield of the Lenders, the Swingline Lender and the Issuing Banks with respect to the Loans and the L/C Obligations, including, but not limited to, Section 2.11, Section 2.15, Section 3.3, Section 7.6, Section 8.3, Section 10.3, and Section 10.13 hereof, shall, subject to Section 8.3(c), survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations and, with respect to any Lender, any Issuing Bank or the Swingline Lender, any replacement by the Company of such Lender pursuant to the terms hereof, in each case for a period of one (1) year.
     Section 10.6. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender, each Issuing Bank and the Swingline Lender and each subsequent holder of any Note is hereby authorized by the Borrowers at any time or from time to time, without prior notice to any Borrower or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder to or for the credit or the account of a Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of such Borrower to that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder shall have made any demand hereunder. Each Lender, the Swingline Lender or each Issuing Bank shall promptly give notice to the Company of any action taken by it under this Section 10.6, provided that any failure of such Lender, the Swingline Lender or such Issuing Bank to give such notice to the Company shall not affect the validity of such setoff. Each Lender, the Swingline Lender and each Issuing Bank agrees with each other Lender, the Swingline Lender and each other Issuing Bank a party hereto that if such Lender, the Swingline Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders, the Swingline Lender and the Issuing Banks hereunder, then such Lender, the Swingline Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender, Swingline Lender or Issuing Bank as shall be necessary to cause such Lender, Swingline Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders, the Swingline Lender and the Issuing Banks; provided, however, that if any such purchase is made by any Lender, Swingline Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, Swingline Lender or Issuing Bank, the related purchases from the other Lenders, Swingline Lender or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.
     Section 10.7. Notices.
          (a) Except as otherwise specified herein and except as otherwise provided in Section 10.7(b), all notices under the Credit Documents shall be in writing (including cable, telecopy or telex) and shall be given to a party hereunder at its address, telecopier number or telex number set forth below or such other address, telecopier number or telex number as such party may hereafter specify by notice to the Administrative Agent and the Company, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, telecopier or telex number, or telephone numbers set forth on their applicable Administrative Questionnaire or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Company, the Administrative Agent, the Sub-Agent, the Swingline Lender and the Issuing Banks:

To the Company:	Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Attention: Thomas L. Mitchell, Senior Vice President and
Chief Financial Officer, Treasurer and Controller
Telephone No.: (281) 276 — 6100
Fax No.: (281) 276 — 6146

To the Administrative Agent:	Citibank, N.A. Two Penns Way, Suite 200 New Castle, Delaware 19720 Attention: Bank Loan Syndications Telecopy Number: (212) 994-0961

To the Sub-Agent:	Citibank International plc
4 Harbour Exchange Square
London E14 96E
United Kingdom
Attention: Agency Transaction Services
Telecopy Number: 44-208-636-3825
Attention: Agent Office
Telecopy Number: 44-208-636-3824

To Citibank as the Swingline Lender:	Citibank, N.A. Two Penns Way, Suite 200 New Castle, Delaware 19720 Attention: Bank Loan Syndications Telecopy Number: (212) 994-0961

To Citibank as an Issuing Bank:	Citibank, N.A. Two Penns Way, Suite 200 New Castle, Delaware 19720 Attention: Bank Loan Syndications Telecopy Number: (212) 994-0961
Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 10.7 or pursuant to Section 10.10 and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.7, or pursuant to Section 10.10; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.
Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 10.7(b) or as otherwise specified to the Company by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including telecopy communication) and mailed, telecopied or delivered pursuant to this Section 10.7(a).
          (b) The Company will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-

excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to oploanswebadmin@citigroup.com.
The Company further agrees that the Administrative Agent may make the Communications available to the Swingline Lender, the Lenders and the Issuing Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE COMPANY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each of the Lenders, the Swingline Lender and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender, Swingline Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders, the Swingline Lender and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s, Swingline Lender’s or such Issuing Bank’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
Nothing herein shall prejudice the right of the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
     Section 10.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.
     Section 10.9. Successors and Assigns. This Agreement shall be binding upon the Borrowers, each of the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective successors and assigns, and shall inure to the benefit of the Borrowers, each of the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, no Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent and the Other Agents, and the Administrative Agent and the Other Agents may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 9 and no Lender or Issuing Bank may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10. Any Lender, the Swingline Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender, Swingline Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender, Swingline Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender, Swingline Lender or Issuing Bank as a party hereto and the Borrowers, the Administrative Agent, the other Lenders, the Swingline Lender and the Issuing Banks shall continue to deal solely with such Lender, Swingline Lender or Issuing Bank in connection with the rights and obligations of such Lender, Swingline Lender and Issuing Bank under this Agreement.
     Section 10.10. Sales and Transfers of Borrowing and Notes; Participations in Borrowings and Notes.
          (a) Any Lender may, without the consent of, or notice to, the Company and the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions (“Participants”) participating interests in any Commitment of such Lender hereunder, provided that no Lender may sell any participating interests (other than in the case of affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s Commitment, and provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of such Lender’s Commitment and such increase would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Borrowings, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Borrowings, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any collateral security for any Obligation, except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrowers under any Credit Document. Each Borrower agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 7.2 or 7.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Sections 2.11, 2.15, 3.3 and 8.3 with respect to its participation in the Commitments and the Borrowings outstanding from time to time, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred and provided, further, that Sections 8.3(c) and 8.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, 2.15, 3.3 or 8.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to pay to any Lender any sum in excess of the sum such Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document.
          (b) Any Lender may at any time sell to (i) any of such Lender’s affiliates or to any other Lender or any affiliate thereof that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent, the Swingline Lender, the Issuing Banks and if no Event of Default has occurred and is continuing, the Company, to one or more commercial banking or other financial or lending institutions not subject to Regulation T of the Board of Governors of the Federal Reserve System (any of (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement in the form attached as Exhibit 10.10, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender which is not then a Lender or an affiliate thereof, by the Company and the Administrative Agent) and delivered to the Administrative Agent; provided that each such sale to a Purchasing Lender (other than an existing Lender) shall be in the Dollar Equivalent amount of $5,000,000 or more, or if in a lesser amount or if as a result of such sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Loans and participations in Letters of Credits would be less than the Dollar Equivalent amount of $5,000,000 (calculated as hereinafter set forth), such sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Notwithstanding the requirement of the Company’s consent set forth above, but subject to all of the other terms and conditions of this Section 10.10(b), any Lender may sell to one or more commercial banking or other financial or lending institutions not subject to Regulation T of the Board of Governors of the Federal Reserve System, all or any part of their rights and obligations under this Agreement and the other Credit Documents with only the consent of the Administrative Agent and the Issuing Banks (which shall not be unreasonably withheld or delayed) if an Event of Default shall have occurred and be continuing. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments and Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Credit Documents. On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the applicable Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to the order of such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained a Commitment or Borrowing hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitments or Borrowings retained by it hereunder. Such new Notes shall be dated the Initial Availability Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled.”
          (c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an affiliate thereof, by the Administrative Agent and, to the extent required by Section 10.10(b), by the Company), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Company is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Company), the Administrative Agent shall (i) promptly accept such Assignment

Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and recordation to the Lenders and the Company. The Company shall not be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.
          (d) If, pursuant to this Section 10.10 any interest in this Agreement or any Loan or Note is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, any Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Loans or the L/C Obligations, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Company) two duly completed and signed copies of either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Company) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Company) new forms as contemplated by Section 3.3(b) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.
          (e) Notwithstanding any other provisions of this Section 10.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.
     Section 10.11. Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Company, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, the Other Agents, the Swingline Lender or any Issuing Bank are affected thereby, the Administrative Agent, the Other Agents, the Swingline Lender or such Issuing Bank, as the case may be, provided that:
          (i) no amendment or waiver shall (A) (other than in accordance with Section 2.14) increase the Revolving Credit Commitment Amount without the consent of all Lenders or increase any Commitment of any Lender without the consent of such Lender, or (B) (other than in accordance with Section 2.16) postpone the Commitment Termination Date or Maturity Date without the consent of all Lenders, or reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, or (C) release any Collateral for any Collateralized Obligations (other than as provided in accordance with Section 7.4) without the consent of all Lenders, (D) release the NDC Guaranty (except as expressly provided for therein), during any period that there is a Designated Borrower, release the Company Guaranty (except as expressly provided for therein), or modify the provisions of Article 4 hereof without the consent of all Lenders, (E) change any provision requiring ratable funding or sharing of payments without the consent of all Lenders or (F) amend or waive this Section 10.11, the definition herein of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents without the consent of all Lenders; and
          (ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents.
     Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
     Section 10.13. Legal Fees, Other Costs and Indemnification. The Company, upon demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of legal counsel to the Administrative Agent) in connection with the preparation and execution of the Credit Documents (not to exceed such amount previously agreed to by the Administrative Agent), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Company further agrees to indemnify and hold harmless each Lender, Issuing Bank, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by any of a Borrower of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), any Issuing Bank, the Swingline Lender or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any use made or proposed to be made by a Borrower of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), the Swingline Lender (as a swingline lender hereunder), any Issuing Bank (as an issuer of Letters of Credit hereunder) or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Company, regardless of whether caused by, or within the control of, the Company; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder, as determined pursuant to a judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party. The Company, upon demand by the Administrative Agent, the Other Agents, a Lender, the Swingline Lender or a Issuing Bank at any time, shall reimburse such Agent, Lender, Swingline Lender or Issuing Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Company, in a manner reasonably directed by the Company, with counsel selected by the Indemnified Party and approved by the Company, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Company written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Company’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Company in respect of such claim and such settlement or compromise does not materially increase the Company’s liability pursuant to this Section 10.13 to any related party of such Indemnified Party, (ii) an Event of Default as described in Section 7.1(a), (b) (as a result of a default under Section 6.16), (f) or (g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Company will not be able to satisfy the full amount of such claim and the Company has failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.
     Section 10.14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
     (A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     (B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN

DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH CREDIT PARTY TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.
     (C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     (D) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     (E) EACH OF THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 10.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY PUNITIVE DAMAGES.
     Section 10.15. Confidentiality. Each of the Agents, the Issuing Banks, the Swingline Lender and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective affiliates and to prospective Purchasing Lenders and Participants and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the consent of the Company, or (vi) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.15, or (y) becomes available on a non-confidential basis from a source other than the Company or its affiliates, or the Lenders or their respective affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, Issuing Bank, the Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company. For purposes hereof, “Information” means all information received by the Lenders, the Swingline Lenders or the Issuing Banks from the Company relating to the Company or its business, other than any such information that is available to the Lenders, the Swingline Lender or the Issuing Banks on a non-confidential basis prior to disclosure by the Company, excluding any Information from a source which, to the actual knowledge of the Agent, Issuing Bank, Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Company. The Agents, the Issuing Banks, the Swingline Lender and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.
     Section 10.16. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the Company, the Administrative Agent, the Swingline Lender and each Lender have signed and delivered to the Administrative Agent a counterparty signature page hereto (including by facsimile or other electronic means) or the Administrative Agent has received a facsimile notice that such a counterpart has been signed and mailed to the Administrative Agent.
     Section 10.17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 10.18. Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Loans funded, or Reimbursement Obligations with respect to Letters of Credit issued, in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner, which shall be repaid, including interest thereon, in the applicable currency. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, the Sub-Agent) at approximately 11:00 A.M. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Company will pay (or cause the applicable Designated Borrower to pay) to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the applicable Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from a Borrower under this Section 10.18 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Pounds or Kroners against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the Obligations under this Agreement from Pounds or Kroners into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. As of the date that Pounds or Kroners are no longer the lawful currency of the United Kingdom or Norway, as the case may be, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros. If, in relation to the currency of any member state of the European Union that adopts the Euro as its lawful currency, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     Section 10.19. Exchange Rates.
          (a) Determination of Exchange Rates. Not later than 2:00 P.M. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a currency other than U.S. Dollars, the applicable Issuing Bank shall determine the Exchange Rate as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its affiliates (the “Issuing Bank Exchange Rate”) and give prompt notice thereof to the Administrative Agent. No later than 4:00 P.M. (London time) on each such Calculation Date, (i) the Administrative Agent shall (i) determine the Exchange Rate (other than the Issuing Bank Exchange Rate, if applicable) as of such Calculation Date with respect to Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars and Kroner, and (ii) give notice thereof, together with notice of the applicable Issuing Bank Exchange Rate, if applicable, to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalent of any amounts of Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars or Kroner. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Issuing Bank Exchange Rate to the Administrative Agent pursuant to the provisions of this Section 10.19, the Administrative Agent may determine such rate in accordance with the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination.
          (b) Notice of Foreign Currency Loans and Letters of Credit. Not later than 2:00 P.M. (London time) on each Reset Date and each date on which Loans and/or Letters of Credit denominated in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars and/or Kroner are made or issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Issuing Bank Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent. Not later than 5:00 P.M. (New York time) on each Reset Date and each date on which Loans and/or Letters of Credit denominated in Euros, Pounds, Australian Dollars, Canadian Dollars, Singapore Dollars and/or Kroner are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the Loans and L/C Obligations denominated in such currencies (after giving effect to any Loans and/or Letters of Credit denominated in such currencies being made, issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Company of the results of such determination and (iii) notify the Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

     Section 10.20. Change in Accounting Principles, Fiscal Year or Tax Laws. If (i) any change in accounting principles from those used in the preparation of the financial statements of the Company referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change materially affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a material change in federal, state or foreign tax laws which materially affects any of the Company and its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, the Company and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.
     Section 10.21. Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Swingline Lender, the Issuing Banks, and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     Section 10.22. Officer’s Certificates. It is not intended that any certificate of any officer or director of any Credit Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.
     Section 10.23. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.
     Section 10.24. Margin Stock. Each of the Lenders, the Swingline Lender and Issuing Banks hereby represents to the other Lenders, Swingline Lender and Issuing Banks that it is not relying on margin stock as collateral in extending or maintaining any Loan or Letter of Credit.
     Section 10.25. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

NOBLE CORPORATION, As Borrower
By:	/s/ THOMAS L. MITCHELL
Thomas L. Mitchell
Senior Vice President and Chief Financial Officer

CITIBANK, N.A., as Administrative Agent and a Lender
By:	/s/ ROBERT MALLECK
	Name:	Robert Malleck
	Title:	VP

COMMITMENT AMOUNT:	$87,500,000

PERCENTAGE:	14.5833333334%

SUNTRUST BANK, as Syndication Agent and a Lender
By:	/s/ SEAN ROCHE
	Name:	Sean Roche
	Title:	Vice President

COMMITMENT AMOUNT:	$87,500,000

PERCENTAGE:	14.5833333333%

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., HOUSTON AGENCY, as Co-Documentation Agent and a Lender
By:	/s/ KELTON GLASSCOCK
	Name:	Kelton Glasscock
	Title:	Vice President & Manager

COMMITMENT AMOUNT:	$75,000,000

PERCENTAGE:	12.5000000000%

FORTIS CAPITAL CORP., as Co-Documentation Agent and a Lender
By:	/s/ DOUGLAS RIAHI
	Name:	Douglas Riahi
	Title:	Managing Director

By:	/s/ CARL RASMUSSEN
	Name:	Carl Rasmussen
	Title:	Senior Vice President

COMMITMENT AMOUNT:	$75,000,000

PERCENTAGE:	12.5000000000%

WELLS FARGO BANK, N.A., as Co-Documentation Agent and a Lender
By:	/s/ MICHAEL JANAK
	Name:	Michael Janak
	Title:	Vice President

COMMITMENT AMOUNT:	$75,000,000

PERCENTAGE:	12.5000000000%

DNB NOR BANK ASA, as a Lender
By:	/s/ BARBARA GRONQUIST
	Name:	Barbara Gronquist
	Title:	Senior Vice President

By:	/s/ NIKOLAI A. NACHAMKIN
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

COMMITMENT AMOUNT:	$50,000,000

PERCENTAGE:	8.3333333333%

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender
By:	/s/ RICHARD J. WARD
	Name:	Richard J. Ward
	Title:	Senior Vice President

COMMITMENT AMOUNT:	$50,000,000

PERCENTAGE:	8.3333333333%

WILLIAMS STREET COMMITMENT CORPORATION, as a Lender
By:	/s/ MARK WALTON
	Name:	Mark Walton
	Title:	Assistant Vice President

COMMITMENT AMOUNT:	$50,000,000

PERCENTAGE:	8.3333333333%

AMEGY BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ C. ROSS BARTLEY
	Name:	C. Ross Bartley
	Title:	Vice President

COMMITMENT AMOUNT:	$25,000,000

PERCENTAGE:	4.1666666667%

BARCLAYS BANK PLC, as a Lender
By:	/s/ NICHOLAS A. BELL
	Name:	Nicholas A. Bell
	Title:	Director

COMMITMENT AMOUNT:	$25,000,000

PERCENTAGE:	4.16666666667%

EXHIBIT 1.1
GUARANTY AGREEMENT
          THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of March 15, 2007 is made by Noble Drilling Corporation, a Delaware corporation (the “Guarantor”), in favor of (i) the Lenders (as defined in the Credit Agreement) (as hereinafter defined), (ii) Citibank, N.A., in its capacity as Administrative Agent (as defined in the Credit Agreement), (iii) Citibank, N.A., in its capacity as the Swingline Lender (as defined in the Credit Agreement), (iv) Other Agents (as defined in the Credit Agreement) and (v) the Issuing Banks (as defined in the Credit Agreement) (the Lenders, the Administrative Agent, the Other Agents, the Swingline Lender and the Issuing Banks are each individually referred to herein as a “Guaranteed Party”, and collectively, as the “Guaranteed Parties”);
WITNESSETH:
          WHEREAS, Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Banks are parties to a certain Revolving Credit Agreement dated as of March 15, 2007 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined);
          WHEREAS, the Company owns, directly or indirectly, all or a majority of all outstanding capital stock or other equity interests of the Guarantor;
          WHEREAS, consummation of the transactions pursuant to the Credit Agreement have facilitated expansion and enhanced the overall financial strength and stability of the Company’s entire corporate group, including the Guarantor; and
          WHEREAS, it is a requirement under Section 4.1(a) of the Credit Agreement, as a condition to Loans and Letters of Credit, that the Guarantor execute and deliver this Guaranty, and the Guarantor desires to execute and deliver this Guaranty to satisfy such requirement;
          NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for other good and valuable consideration, the Guarantor hereby agrees as follows:
          SECTION 1. Guaranty. The Guarantor hereby, irrevocably and unconditionally, guarantees the punctual payment when due, in lawful money of the United States of America or in another currency as provided for in Section 3.2(a) of the Credit Agreement (the “Obligation Currency”), whether at stated maturity, by acceleration or otherwise, of the Loans, L/C Obligations, and all other Obligations owing by the Company to the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Banks and Other Agents, or any of them, under the Credit Agreement, the Notes, and the other Credit Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, fees, expenses, indemnities, reimbursement obligations or otherwise, and any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders or the Administrative Agent in enforcing any rights under this Guaranty (collectively, the “Guaranteed Obligations”), including without limitation, all interest which, but for the filing of a petition in bankruptcy, would accrue on any principal portion of the Guaranteed Obligations. Any and all payments by the Guarantor hereunder shall be made in the Obligation Currency free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, each Guaranteed Party will receive, after giving effect to any Indemnified Taxes (as such term is defined in the Credit Agreement), the full amount, in the Obligation Currency, that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for Indemnified Taxes already included in the Guaranteed Obligations). The Guarantor acknowledges and agrees that this is a guarantee of payment when due, and not of collection, and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations without proceeding against the Company, against any security for the Guaranteed Obligations, against any other Person or under any other guaranty covering any portion of the Guaranteed Obligations.
          SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not the Guarantor consents thereto or has notice thereof):
     (a) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of the Credit Agreement or the other Credit Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;
     (b) any lack of validity or enforceability of the Credit Agreement or the other Credit Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;
     (c) any furnishing to the Guaranteed Parties of any additional security or additional guaranty for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security or guaranty for the Guaranteed Obligations;
     (d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Company;

     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Guarantor, the Company or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
     (f) any nonperfection of any security interest or lien on any collateral, or any amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Guaranteed Obligations;
     (g) any application of sums paid by the Company or any other Person with respect to the liabilities of the Company to the Guaranteed Parties, regardless of what liabilities of the Company remain unpaid;
     (h) any act or failure to act by any Guaranteed Party which may adversely affect the Guarantor’s subrogation rights, if any, against the Company to recover payments made under this Guaranty; and
     (i) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor.
If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property, or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including, without limitation, the Company or a trustee in bankruptcy for the Company), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Credit Documents, or any other instrument evidencing any liability of the Company, and the Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.
          SECTION 3. Waiver. The Guarantor hereby waives notice of acceptance of this Guaranty, notice of any liability to which it may apply, and further waive presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Guaranteed Parties against, and any other notice to, the Company or any other party liable with respect to the Guaranteed Obligations (including, without limitation, any other Person executing a guaranty of the obligations of the Company).
          SECTION 4. Subrogation. The Guarantor will not exercise any rights against the Company which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated. If any amount shall be paid to the Guarantor on account of such subrogation or contribution rights at any time when all the Guaranteed Obligations shall not have been paid in full or the Credit

Agreement or any Letter of Credit shall not have been irrevocably terminated, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) Guarantor shall make payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations shall be irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated, the Guaranteed Parties will, at Guarantor’s request, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.
          SECTION 5. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by the Administrative Agent and the Lenders.
          SECTION 7. Notices. All notices and other communications provided for hereunder shall be given in the manner specified in the Credit Agreement (i) in the case of the Administrative Agent, at the address specified for the Administrative Agent in the Credit Agreement, and (ii) in the case of the Guarantor, at the address specified for the Guarantor in this Guaranty.
          SECTION 8. No Waiver; Remedies. No failure on the part of the Administrative Agent or other Guaranteed Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in any similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or other Guaranteed Parties to any other or further action in any circumstances without notice or demand. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          SECTION 9. Right Of Set Off. In addition to and not in limitation of all rights of offset that the Administrative Agent or other Guaranteed Party may have under applicable law, the Administrative Agent or other Guaranteed Parties shall, upon the occurrence of any Event of Default and whether or not the Administrative Agent or other Guaranteed Party has made any demand or the Guaranteed Obligations are matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits of the Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Administrative Agent or other Guaranteed Party to the Guarantor, whether or not related to this Guaranty or any transaction hereunder.

          SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect, until payment in full of the Guaranteed Obligations all other amounts payable under this Guaranty, irrevocable termination of all Letters of Credit and termination of the Credit Agreement, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.
          SECTION 11. Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.
          (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR OTHERWISE RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF THE GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO AND SUCH SERVICE SHALL BE DEEMED COMPLETED 30 DAYS AFTER MAILING THEREOF TO SAID AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GUARANTOR AT ITS ADDRESS SET FORTH HEREIN, BUT THE FAILURE OF THE GUARANTOR TO RECEIVE SUCH COPY SHALL NOT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. IF FOR ANY REASON SERVICE OF PROCESS CANNOT PROMPTLY BE MADE ON EITHER SUCH LOCAL AGENT, THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE

GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTOR IN ANY OTHER JURISDICTION.
          (c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR ANY MATTER ARISING IN CONNECTION HEREUNDER OR THEREUNDER.
          (d) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
          (E) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY PUNITIVE DAMAGES.
          SECTION 12. [Reserved].
          SECTION 13. Judgment Currency. The Guarantor’s obligation hereunder to make payments in the Obligation Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Guaranteed Parties of the full amount of the Obligation Currency expressed to be payable under this Guaranty or the Credit Agreement. If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made in accordance with Section 10.18 of the Credit Agreement.
          SECTION 14. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default specified in Section 7.1(f) or (g) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor without notice or other action on the part of the Administrative Agent or other

Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Company has then been accelerated. In addition, if any event of the types described in Section 7.1(f) or (g) of the Credit Agreement should occur with respect to the Guarantor, then the Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Company has then been accelerated.
          SECTION 15. Maximum Obligations. (a) It is the intent of the Guarantor and the Guaranteed Parties that the Guarantor’s maximum obligations hereunder shall be in, but not in excess of:
          (i) in a case or proceeding commenced by or against the Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
          (ii) in a case or proceeding commenced by or against the Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
          (iii) in a case or proceeding commenced by or against the Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.
(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).
     (b) To the end set forth in Section 15(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to rights of contribution, indemnity and subrogation as between the Guarantor and the Company, the maximum Guaranteed Obligations for which the Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 15(b) is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of the Guarantor to be subject to avoidance under the Avoidance Provisions, and neither the Guarantor nor any other Person shall have any right or claim under this Section 15 as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.
          SECTION 16. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 4 hereof), the Company agrees that (i) in the event a payment shall be made on behalf of the Company by the Guarantor hereunder, the Company shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) in the event any assets of the Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, the Company shall indemnify the Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
          SECTION 17. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise any of the Guarantor of information known to it or any of them regarding such circumstances or risks.
          SECTION 18. Representations and Warranties. The Guarantor represents and warrants to each Guaranteed Party that all representations and warranties relating to it or any of its Subsidiaries contained in Article 5 of the Credit Agreement are true and correct in all material respects.
          SECTION 19. Survival of Agreement. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty, the Credit Agreement, the making of the Loans, the execution and delivery of the Notes and the other Credit Documents and the issuance of Letters of Credit.
          SECTION 20. Counterparts. This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
          SECTION 21. Currency of Payment. All payments to be made by the Guarantor hereunder shall be made in the applicable currency as provided in Section 10.18 of the Credit Agreement and, in the case of any required conversion of any currency, shall be determined, and the related amounts calculated, in the manner provided in Section 10.18 of the Credit Agreement.
          SECTION 22. Termination of Guaranty. In addition to termination upon payment in full of all of the Guaranteed Obligations (subject to the last sentence of Section 2 hereof), all obligations of the Guarantor to the Guaranteed Parties hereunder shall terminate upon the delivery by the Company to the Administrative Agent of a certificate stating that (i) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to Section 6.11(j) and (k) of the Credit Agreement, including Indebtedness of the Guarantor, is equal to or less than the Subsidiary Debt Basket Amount, (ii) no Senior NDC Notes are outstanding and (iii) no Default or Event of Default has occurred and is continuing. Upon compliance with the foregoing, the Administrative Agent and the Lender shall provide written confirmation of such termination as may be reasonably requested by the Guarantor.
[Signatures begin on the next page]

          IN WITNESS WHEREOF, the Guarantor and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

Address for Notices: 13135 South Dairy Ashford	NOBLE DRILLING CORPORATION
Suite 800	By:
Sugar Land, TX 77478		Thomas L. Mitchell
Senior Vice President and Chief Financial Officer

CITIBANK, N.A. (“Administrative Agent”)
By:
Name:
Title:

SECTION 16 OF THE FOREGOING GUARANTY ACKNOWLEDGED AND AGREED TO: NOBLE CORPORATION
By:
Thomas L. Mitchell
Senior Vice President and Chief Financial Officer

EXHIBIT 2.3
BORROWING REQUEST
                    ,
Citibank, N.A., as
Administrative Agent
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention:
Telecopy Number: 212-994-0961
Citibank International plc,
As Sub-Agent
4 Harbour Exchange Square
London E14 96E
United Kingdom
Attention: Agency Transaction Services
Telecopy Number: 44-208-636-3825

Re:	Revolving Credit Agreement dated as of March 15, 2007, among NOBLE CORPORATION (the “Company”), a Cayman Islands exempted company limited by shares, the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A. (“Citi”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and others.
     This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement. Capitalized terms used in this Borrowing Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.
I.	NEW BORROWINGS
The Company hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type[1]

(B)	Date of Borrowing
(which must be a Business Day)

(C)	Funds are requested to be disbursed to the [Company][2] at:

Bank Name:

Bank Address:

Account Number:

(D)	Principal Amount of Borrowing[3]

(E)	Interest Period[4]
II.	CONTINUATIONS AND CONVERSIONS OF BORROWINGS
The Company requests the following outstanding Borrowing comprised of Eurocurrency Loans be continued or converted to Borrowing(s) comprised of Base Rate Loans, as follows:

(A)	Expiration date of current Interest Period

(B)	Aggregate amount of outstanding Borrowing

(C)	Aggregate amount to be converted to Base Rate Loans

(D)	Aggregate amount to be continued as Eurocurrency Loans[5]

[1]	Specify whether Eurocurrency Borrowing or Base Rate Borrowing and the applicable currency.

[2]	Following designation of Designated Borrower, specify Designated Borrower if desired.

[3]	Not less than $1,000,000 (for Base Rate Borrowing) or the Dollar Equivalent of $5,000,000 (for Eurocurrency Borrowing), as the case may be, and in an integral multiple of the Borrowing Multiple and in accordance with the Foreign Currency Sublimit in Section 2.1.

[4]	Which shall be subject to Section 2.4 of the Credit Agreement and end not later than the Commitment Termination Date.

(E)	Interest Period[6]
The Company requests the following outstanding Borrowing comprised of Base Rate Loans be converted to a Borrowing comprised of Eurocurrency Loans, as follows:

(A)	Date of Conversion

(B)	Aggregate amount to be converted to Eurocurrency Loans

(C)	Interest Period[6]
     The Company hereby represents and warrants to the Lenders that, as of the date of this Borrowing Request and after giving effect to any new Borrowings being requested under Section I hereof, no Default or Event of Default exists or would exist under the terms of the Credit Agreement.

NOBLE CORPORATION
By:
Name:
Title:

[5]	Not less than $1,000,000 (for Base Rate Borrowing) or $5,000,000 (for Eurocurrency Borrowing), as the case may be, and in an integral multiple of the Borrowing Multiple and in accordance with the Foreign Currency Sublimit in Section 2.1.

[6]	Which shall be subject to Section 2.4 of the Credit Agreement and end not later than the Commitment Termination Date.

EXHIBIT 2.8A
REVOLVING NOTE
(Master Note)

U.S.$	,
     FOR VALUE RECEIVED, the undersigned [NOBLE CORPORATION, a Cayman Islands exempted company limited by shares] [DESIGNATED BORROWER] (the “Borrower”), unconditionally promises to pay to the order of                      (herein, together with any subsequent holder hereof, referred to as the “Lender”) for the account of its applicable Lending Office, at the payment office of the Administrative Agent (as hereinafter defined) on or before the Commitment Termination Date (as defined in the Credit Agreement hereinafter described) the principal sum of                      DOLLARS (U.S.$                    ) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest accrued thereon, in each case as provided in the Credit Agreement. The Borrower agrees to make payments and any required prepayments of principal on the dates and in the amounts specified in the Credit Agreement in strict accordance with the terms thereof. The Borrower likewise agrees to pay interest on the outstanding principal amount hereof, at such interest rates, payable at such times, and computed in such manner, as are specified in the Credit Agreement in strict accordance with the terms thereof. All remaining principal and accrued interest then outstanding under this Note shall be due and payable in full on the Commitment Termination Date. All payments of principal and interest hereunder in respect of each Revolving Loan shall be made in immediately available funds in the respective currency in which principal and interest on such Revolving Loan are payable as provided in the Credit Agreement.
     The Lender shall record all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Revolving Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Revolving Loans evidenced hereby.
     It is the intention of the Lender to conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or the Revolving Loans represented hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note or the Credit Agreement), then, in that event, notwithstanding anything to the contrary in this Note, the Credit Agreement or any other instrument or agreement entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Note, the Credit Agreement, or under any of the aforesaid agreements or instruments entered into in connection with this Note or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by the Lender on the principal amount of this Note (or, if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of this Note is accelerated by reason of an election of the holder or holders hereof resulting from any Event of Default under the Credit Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to the Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Note, the Credit Agreement or otherwise shall be automatically canceled by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of this Note (or if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower), and in each case, to the extent permitted by applicable law, the Lender shall not be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate.
     “Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.
     This Note is one of the Revolving Notes referred to in, and is subject to and entitled to the benefits of, that certain Revolving Credit Agreement dated as of March 15, 2007 (as the same may be amended, supplemented, and restated from time to time, the “Credit Agreement”), entered into by and among Noble Corporation, [DESIGNATED BORROWER], the Lender, CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and others. Reference is hereby made to the Credit Agreement for a statement of the prepayment rights and obligations of the Borrower and for a statement of the terms and conditions under which the due date of this Note may be accelerated. Capitalized terms not otherwise defined in this Note that are defined in the Credit Agreement are used in this Note with the respective meanings assigned to such capitalized terms in the Credit Agreement as provided in the Credit Agreement.
     Upon the occurrence and during the continuance of any Event of Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Credit Agreement. The Borrower agrees to pay, and indemnify the Lender against any liability for the payment of, all reasonable costs and expenses (including reasonable attorneys’ fees) arising in connection with the enforcement by the Lender of any of its rights under this Note or the Credit Agreement as provided in the Credit Agreement.

     All parties hereto, whether as makers, endorsees, or otherwise, severally waive presentment for prepayment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor and all other notices whatsoever in respect of this Note. TIME IS OF THE ESSENCE OF THIS NOTE.
     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

[NOBLE CORPORATION, a Cayman Islands exempted company limited by shares] [DESIGNATED BORROWER],
By:
Name:
Title:

LOANS AND PRINCIPAL PAYMENTS

	Revolving Loans (Specify Currency)		Amount of Principal Repaid		Unpaid Principal Balance
		Adjusted		Adjusted				Notation
Date	Base Rate	LIBOR	Base Rate	LIBOR	Base Rate	Adjusted LIBOR	Total	Made by

EXHIBIT 2.8B
SWINGLINE NOTE

U.S.$	,
     FOR VALUE RECEIVED, the undersigned [NOBLE CORPORATION, a Cayman Islands exempted company limited by shares] [DESIGNATED BORROWER] (the “Borrower”), unconditionally promises to pay to the order of Citibank, N.A. (herein, together with any subsequent holder hereof, referred to as the “Lender”) for the account of its applicable Lending Office, at the payment office of the Administrative Agent (as hereinafter defined) on or before the dates required by Credit Agreement hereinafter described, the principal sum of                                          DOLLARS (U.S.$                    ) or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Lender to the Borrower pursuant to the Credit Agreement, together with interest accrued thereon, in each case as provided in the Credit Agreement. The Borrower agrees to make payments and any required prepayments of principal on the dates and in the amounts specified in the Credit Agreement in strict accordance with the terms thereof. The Borrower likewise agrees to pay interest on the outstanding principal amount hereof, at such interest rates, payable at such times, and computed in such manner, as are specified in the Credit Agreement in strict accordance with the terms thereof. All payments of principal and interest hereunder in respect of each Swingline Loan shall be made in immediately available funds in Dollars.
     The Lender shall record all Swingline Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Swingline Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Swingline Loans evidenced hereby.
     It is the intention of the Lender to conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or the Swingline Loans represented hereby would be usurious as to the Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Lender notwithstanding the other provisions of this Note or the Credit Agreement), then, in that event, notwithstanding anything to the contrary in this Note, the Credit Agreement or any other instrument or agreement entered into in connection with this Note, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to the Lender that is contracted for, taken, reserved, charged or received by the Lender under this Note, the Credit Agreement, or under any of the aforesaid agreements or instruments entered into in connection with this Note or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by the Lender on the principal amount of this Note (or, if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower); and (ii) in the event that the maturity of this Note is accelerated by reason of an election of the holder or holders hereof resulting from any Event of Default under the Credit Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to the Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Note, the Credit Agreement or otherwise shall be automatically canceled by the Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Lender on the principal amount of this Note (or if the principal amount of this Note shall have been paid in full, refunded by the Lender to the Borrower), and in each case, to the extent permitted by applicable law, the Lender shall not be subject to any of the penalties provided by law for contracting for, taking, reserving, charging or receiving interest in excess of the Highest Lawful Rate.
     “Highest Lawful Rate” shall mean the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to the Lender which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Swingline Loan is usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of such Loan, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with such Loan.
     This Note is the Swingline Note referred to in, and is subject to and entitled to the benefits of, that certain Revolving Credit Agreement dated as of March 15, 2007 (as the same may be amended, supplemented, and restated from time to time, the “Credit Agreement”), executed by Noble Corporation [DESIGNATED BORROWER], CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and others. Reference is hereby made to the Credit Agreement for a statement of the prepayment rights and obligations of the Borrower and for a statement of the terms and conditions under which the due date of this Note may be accelerated. Capitalized terms not otherwise defined in this Note that are defined in the Credit Agreement are used in this Note with the respective meanings assigned to such capitalized terms in the Credit Agreement as provided in the Credit Agreement.
     Upon the occurrence and during the continuance of any Event of Default as specified in the Credit Agreement, the principal balance hereof and the interest accrued hereon may be declared to be forthwith due and payable in accordance with the Credit Agreement. The Borrower agrees to pay, and indemnify the Lender against any liability for the payment of, all reasonable costs and expenses (including reasonable attorneys’ fees) arising in connection with the enforcement by the Lender of any of its rights under this Note or the Credit Agreement as provided in the Credit Agreement.

     All parties hereto, whether as makers, endorsees, or otherwise, severally waive presentment for prepayment, demand, protest, notice of intent to accelerate, notice of acceleration, notice of dishonor and all other notices whatsoever in respect of this Note. TIME IS OF THE ESSENCE OF THIS NOTE.
     THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

[NOBLE CORPORATION, a Cayman Islands exempted company limited by shares] [DESIGNATED BORROWER],
By:
Name:
Title:

EXHIBIT 2.12
ISSUANCE REQUEST
_______________________, ______
Citibank, N.A., as
Administrative Agent
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention: Bank Loan Syndications
Telecopy Number: (212) 994-0961
________________________, as
                 Issuing Bank
________________________
________________________
________________________
Phone ________________
Fax __________________
Re:	Revolving Credit Agreement dated as of March 15, 2007, among NOBLE CORPORATION (the “Company”), a Cayman Islands exempted company limited by shares, the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A. (“Citibank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and others.
     This Issuance Request is delivered to you pursuant to Section 2.12(b) of the Credit Agreement. Capitalized terms used in this Issuance Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.12(b) of the Credit Agreement that it requests the issuance of a Letter of Credit for its account under the Credit Agreement, and in that connection sets forth below the terms on which such Letter of Credit is requested to be issued:

(A)	Maximum stated amount[1] of Letter of Credit

[1]	Minimum amount of $500,000 or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $500,000 and in accordance with Foreign Currency Sublimit in Section 2.12(a).

(B)	Name and address of beneficiary

(C)	Expiration date[2]

(D)	Form and text of Letter of Credit to be substantially in the form attached hereto
     The Company hereby represents and warrants to the Lenders and the Issuing Banks that, as of the date of this Issuance Request and after giving effect to the transactions being requested hereby, no Default or Event of Default exists or would exist under the terms of the Credit Agreement.
     The undersigned certifies that he/she is the officer of the Company designated below, and that as such he/she is authorized to execute this Issuance Request on behalf of the Company.

NOBLE CORPORATION
By:
Name:
Title:

[2]	Not later than five (5) Business Days before the Commitment Termination Date.

EXHIBIT 2.14C
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Joinder”), dated as of                      ___, 20___, is executed by [NAME OF LENDER] (the “Additional Lender”) in favor of NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”) and CITIBANK, N.A. (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (each a “Lender” and collectively, the “Lenders”) from time to time party to the Revolving Credit Agreement, dated as of March 15, 2007, among the Company, the Lenders, the Administrative Agent and other parties (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement).
RECITALS
Pursuant to Section 2.14(a) of the Credit Agreement, the Company has elected to increase the aggregate amount of the Commitments to an amount not to exceed $800,000,000.
The Additional Lender has agreed to provide a Commitment to the Company in the amount of $                     (the “Additional Commitment Amount”) in accordance with the terms of Section 2.14 of the Credit Agreement.
     NOW, THEREFORE, the Additional Lender agrees as follows:
1.	Joinder. In the case that the Additional Lender is not a Lender under the Credit Agreement, by its signature below, the Additional Lender hereby joins the Credit Agreement as a Lender, and establishes a Commitment to the Company in the amount of the Additional Commitment Amount. Upon acceptance of this Joinder by the Company and the Administrative Agent, the Additional Lender shall be a party to, and bound by, the Credit Agreement as a Lender thereunder. In the case of that the Additional Lender is an existing Lender under the Credit Agreement, by its signature below, the Commitment amount of such existing Lender set forth on the signature page of the Credit Agreement shall be deemed to be automatically updated to reflect the increase in its Commitment by the amount of the Additional Commitment Amount for a total Commitment amount for such Lender of $ . Additionally, the Commitment amounts of each Lender to the Credit Agreement shall be deemed to be automatically updated in accordance with 2.14(d) of the Credit Agreement.
2.	Representations and Warranties of Additional Lender. The Additional Lender represents and warrants to the Administrative Agent and the Company that this Joinder has been duly authorized, executed and delivered by it and that the obligations of the Additional Lender as a “Lender” under the Credit Agreement, as provided by this Joinder, constitutes the legal, valid and binding obligation of the Additional Lender.

3.	Representations and Warranties of the Company; No Defaults. Each of the representations and warranties of the Company and its Subsidiaries set forth in the Credit Agreement (other than the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Sections 5.4, 5.10, 5.16 and 5.17) shall be true and correct in all material respects as of the time of such Additional Commitment Amount, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Additional Commitment Amount.
4.	Effectiveness; Automatic Increase. This Joinder shall become effective when it shall have been accepted by the Company and the Administrative Agent, at which time this Joinder shall be deemed to be a part of and shall be subject to all the terms and conditions of the Credit Agreement. Upon the acceptance of this Joinder by Company and the Administrative Agent, the aggregate amount of the Commitments shall automatically be increased by an amount equal to the Additional Commitment Amount and the signature page hereto shall automatically be deemed a signature page to the Credit Agreement.
5.	Lack of Reliance on the Administrative Agent. The Additional Lender hereby appoints Citibank as the Administrative Agent, SunTrust Bank, as Syndication Agent, [to be determined], as Co-Documentation Agents, and Citigroup Global Markets Inc. and SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., as Co-Lead Arrangers under the Credit Documents and hereby authorizes the Administrative Agent and such Other Agents to take such action as the Administrative Agent and such Other Agents on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent and the Other Agents, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto, and acknowledge agreement with all forms of Article 9 of the Credit Agreement in respect thereof. Without limiting the generality of the foregoing, the Additional Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Joinder and become a Lender under the Credit Agreement. The Additional Lender acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Joinder, any related agreement or any document furnished hereunder or thereunder.
6.	Foreign Lenders. To the extent that the Additional Lender is not a U.S. person as defined in Section 7701(a)(30) of the Code, it certifies that it has delivered all applicable forms and perform all other actions required under Section 3.3(b) of the Credit Agreement.

7.	Governing Law. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
8.	Execution in Counterparts. This Joinder may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
9.	Notices to Additional Lender. All communications and notices to the Additional Lender shall be given to it at the address set forth under its signature below.
[Signatures Follow]

     IN WITNESS WHEREOF, the Additional Lender has duly executed this Joinder as of the day and year first above written.

Additional Lender: [NAME OF LENDER]
By
Name:
Title:

Address for Notices:

Attn:
     Commitment           $
     Percentage

Acknowledged and Agreed to: NOBLE CORPORATION, as Company
By
Name:
Title:

CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT 2.15
MANDATORY COSTS RATE
1.	The Mandatory Cost is an addition to the interest rate on each Eurocurrency Loan to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Eurocurrency Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Eurocurrency Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to a sterling Eurocurrency Loan:

AB + C(B - D) + E x 0.01
per cent. per annum
100 - (A+C)
(b)	in relation to a Eurocurrency Loan in any currency other than sterling:

E x 0.01
per cent. per annum.
300
Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Eurocurrency Loan is an unpaid sum, the additional rate of interest specified in paragraph (b) Section 2.7 (Default Rate)) payable for the relevant Interest Period on the Eurocurrency Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Exhibit:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“FSA” means Financial Services Authority;

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union;

(f)	“Reference Banks” means, in relation to LIBOR and Mandatory Cost, Citibank, N.A., SunTrust Bank or such other banks as may be appointed by the Administrative Agent in consultation with the Company; and

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formula, A, B, C and D will be included in the formula as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Lending Office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.
10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.
13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Exhibit in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXHIBIT 2.17
SWINGLINE LOAN REQUEST
                    ,
Citibank, N.A., as
Administrative Agent and as Swingline Lender
Two Penns Way, Suite 200
New Castle, Delaware 19720
Attention:
Telecopy Number: (212) 994-0961

Re:	Revolving Credit Agreement dated as of March 15, 2007, among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), the lenders from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and others.
     This Swingline Loan Request is delivered to you pursuant to Section 2.17 of the Credit Agreement. Capitalized terms used in this Swingline Loan Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement. The Company hereby gives you notice pursuant to Section 2.17 of the Credit Agreement that it requests a Swingline Loan under the Credit Agreement, and in that connection sets forth below the terms on which such Swingline Loan is requested to be made:

(A)	Date of Borrowing
(which must be a Business Day)

(B)	Funds are requested to be disbursed to the [Company][1] at:

Bank Name:

Bank Address:

Account Number:

(C)	Principal Amount of Borrowing[2]

[1]	Following designation of Designated Borrower, specify Designated Borrower if desired.

[2]	Not less than $5,000,000 and in an integral multiple of $100,000.

     The Company hereby represents and warrants to the Lenders that, as of the date of this Swingline Loan Request and after giving effect to the Swingline Loan being requested under clause (C) hereof, no Default or Event of Default exists or would exist under the terms of the Credit Agreement.

NOBLE CORPORATION
By:
Name:
Title:

EXHIBIT 2.18A
FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT
Date: ___________, _____
To: Citibank, N.A., as Administrative Agent
     Ladies and Gentlemen:
     This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.18 of that certain Revolving Credit Agreement, dated as of March 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and others, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     [DESIGNATED BORROWER] (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.
     The documents required to be delivered to the Administrative Agent under Section 2.18 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.
     The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

     The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

     The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.18 of the Credit Agreement.
     This Designated Borrower Request and Assumption Agreement shall constitute a Credit Document under the Credit Agreement.
     THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]
By:
Name:
Title:

NOBLE CORPORATION
By:
Name:
Title:

EXHIBIT 2.18B
FORM OF DESIGNATED BORROWER NOTICE
Date:                     , _____
To:	Noble Corporation

The Lenders party to the Credit Agreement referred to below
Ladies and Gentlemen:
     This Designated Borrower Notice is made and delivered pursuant to Section 2.18 of that certain Revolving Credit Agreement, dated as of March 15, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and others, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [DESIGNATED BORROWER] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.
     This Designated Borrower Notice shall constitute a Credit Document under the Credit Agreement.

CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

EXHIBIT 2.18C
FORM OF COMPANY GUARANTY
          THIS GUARANTY AGREEMENT (this “Guaranty”), dated as of [date] is made by Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company” or the “Guarantor”), in favor of (i) the Lenders (as defined in the Credit Agreement) (as hereinafter defined), (ii) Citibank, N.A., in its capacity as Administrative Agent (as defined in the Credit Agreement), (iii) Citibank, N.A., in its capacity as the Swingline Lender (as defined in the Credit Agreement), (iv) Other Agents (as defined in the Credit Agreement) and (v) the Issuing Banks (as defined in the Credit Agreement) (the Lenders, the Administrative Agent, the Other Agents, the Swingline Lender and the Issuing Banks are each individually referred to herein as a “Guaranteed Party”, and collectively, as the “Guaranteed Parties”);
WITNESSETH:
          WHEREAS, the Company, the Lenders, the Administrative Agent, the Swingline Lender and the Issuing Banks are parties to a certain Revolving Credit Agreement dated as of March 15, 2007 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined);
          WHEREAS, the Company has designated [DESIGNATED BORROWER] as the Designated Borrower under Section 2.18 of the Credit Agreement;
          WHEREAS, the Company owns, directly or indirectly, all or a majority of all outstanding capital stock or other equity interests of the Designated Borrower;
          WHEREAS, it is a requirement under Section 2.18 of the Credit Agreement, as a condition to extending Loans and Letters of Credit to the Designated Borrower, that the Guarantor execute and deliver this Guaranty, and the Guarantor desires to execute and deliver this Guaranty to satisfy such requirement;
          NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for other good and valuable consideration, the Guarantor hereby agrees as follows:
          SECTION 1. Guaranty. The Guarantor hereby, irrevocably and unconditionally, guarantees the punctual payment when due, in lawful money of the United States of America or in another currency as provided for in Section 3.2(a) of the Credit Agreement (the “Obligation Currency”), whether at stated maturity, by acceleration or otherwise, of the Loans, L/C Obligations, and all other Obligations owing by the Designated Borrower to the Lenders, the Administrative Agent, the Swingline Lender, the Issuing Banks and Other Agents, or any of them, under the Credit Agreement, the Notes, and the other Credit

Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, fees, expenses, indemnities, reimbursement obligations or otherwise, and any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders or the Administrative Agent in enforcing any rights under this Guaranty (collectively, the “Guaranteed Obligations”), including without limitation, all interest which, but for the filing of a petition in bankruptcy, would accrue on any principal portion of the Guaranteed Obligations. Any and all payments by the Guarantor hereunder shall be made in the Obligation Currency free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, each Guaranteed Party will receive, after giving effect to any Indemnified Taxes (as such term is defined in the Credit Agreement), the full amount, in the Obligation Currency, that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for Indemnified Taxes already included in the Guaranteed Obligations). The Guarantor acknowledges and agrees that this is a guarantee of payment when due, and not of collection, and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations without proceeding against the Designated Borrower, against any security for the Guaranteed Obligations, against any other Person or under any other guaranty covering any portion of the Guaranteed Obligations.
          SECTION 2. Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not the Guarantor consents thereto or has notice thereof):
     (a) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of the Credit Agreement or the other Credit Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;
     (b) any lack of validity or enforceability of the Credit Agreement or the other Credit Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;
     (c) any furnishing to the Guaranteed Parties of any additional security or additional guaranty for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security or guaranty for the Guaranteed Obligations;

     (d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Designated Borrower;
     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Guarantor, the Designated Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
     (f) any nonperfection of any security interest or lien on any collateral, or any amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Guaranteed Obligations;
     (g) any application of sums paid by the Designated Borrower or any other Person with respect to the liabilities of the Designated Borrower to the Guaranteed Parties, regardless of what liabilities of the Designated Borrower remain unpaid;
     (h) any act or failure to act by any Guaranteed Party which may adversely affect the Guarantor’s subrogation rights, if any, against the Designated Borrower to recover payments made under this Guaranty; and
     (i) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor.
If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property, or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including, without limitation, the Designated Borrower or a trustee in bankruptcy for the Designated Borrower), then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Credit Documents, or any other instrument evidencing any liability of the Designated Borrower, and the Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.
          SECTION 3. Waiver. The Guarantor hereby waives notice of acceptance of this Guaranty, notice of any liability to which it may apply, and further waive presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Guaranteed Parties against, and any other notice to, the Designated Borrower or any other party liable with respect to the Guaranteed Obligations (including, without limitation, any other Person executing a guaranty of the obligations of the Designated Borrower).

          SECTION 4. Subrogation. The Guarantor will not exercise any rights against the Designated Borrower which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated. If any amount shall be paid to the Guarantor on account of such subrogation or contribution rights at any time when all the Guaranteed Obligations shall not have been paid in full or the Credit Agreement or any Letter of Credit shall not have been irrevocably terminated, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) Guarantor shall make payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations shall be irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated, the Guaranteed Parties will, at Guarantor’s request, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment by Guarantor.
          SECTION 5. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by the Administrative Agent and the Lenders.
          SECTION 7. Notices. All notices and other communications provided for hereunder shall be given in the manner specified in the Credit Agreement (i) in the case of the Administrative Agent, at the address specified for the Administrative Agent in the Credit Agreement, and (ii) in the case of the Guarantor, at the address specified for the Guarantor in this Guaranty.
          SECTION 8. No Waiver; Remedies. No failure on the part of the Administrative Agent or other Guaranteed Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in any similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or other Guaranteed Parties to any other or further action in any circumstances without notice or demand. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9. Right of Set Off. In addition to and not in limitation of all rights of offset that the Administrative Agent or other Guaranteed Party may have under applicable law, the Administrative Agent or other Guaranteed Parties shall, upon the occurrence of any Event of Default and whether or not the Administrative Agent or other Guaranteed Party has made any demand or the Guaranteed Obligations are matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits of the Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Administrative Agent or other Guaranteed Party to the Guarantor, whether or not related to this Guaranty or any transaction hereunder.
          SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect, until payment in full of the Guaranteed Obligations all other amounts payable under this Guaranty, irrevocable termination of all Letters of Credit and termination of the Credit Agreement, (ii) be binding upon the Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.
          SECTION 11. Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.
          (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR OTHERWISE RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. THE GUARANTOR HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF THE GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO AND SUCH SERVICE SHALL BE DEEMED COMPLETED THIRTY DAYS AFTER MAILING THEREOF TO SAID AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE GUARANTOR AT ITS ADDRESS SET FORTH HEREIN, BUT THE FAILURE OF THE GUARANTOR TO RECEIVE SUCH COPY SHALL NOT, TO THE EXTENT

PERMITTED BY APPLICABLE LAW, AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. IF FOR ANY REASON SERVICE OF PROCESS CANNOT PROMPTLY BE MADE ON EITHER SUCH LOCAL AGENT, THE GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. THE GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE GUARANTOR IN ANY OTHER JURISDICTION.
          (c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR ANY MATTER ARISING IN CONNECTION HEREUNDER OR THEREUNDER.
          (d) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
          (E) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY PUNITIVE DAMAGES.
          SECTION 12. [Reserved].
          SECTION 13. Judgment Currency. The Guarantor’s obligation hereunder to make payments in the Obligation Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Guaranteed Parties of the full amount of the Obligation Currency expressed to be payable under this Guaranty or the Credit Agreement. If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made in accordance with Section 10.18 of the Credit Agreement.
          SECTION 14. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default specified in Section 7.1(f) or (g) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Designated Borrower has then been accelerated. In addition, if any event of the types described in Section 7.1(f) or (g) of the Credit Agreement should occur with respect to the Guarantor, then the Guaranteed Obligations shall automatically become immediately due and payable by the Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Designated Borrower has then been accelerated.
          SECTION 15. Maximum Obligations. (a) It is the intent of the Guarantor and the Guaranteed Parties that the Guarantor’s maximum obligations hereunder shall be in, but not in excess of:
          (i) in a case or proceeding commenced by or against the Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
          (ii) in a case or proceeding commenced by or against the Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
          (iii) in a case or proceeding commenced by or against the Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against the

Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.
(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).
     (b) To the end set forth in Section 15(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if the Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render the Guarantor insolvent, or leave the Guarantor with an unreasonably small capital to conduct its business, or cause the Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to rights of contribution, indemnity and subrogation as between the Guarantor and the Designated Borrower, the maximum Guaranteed Obligations for which the Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of the Guarantor to the Guaranteed Parties), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 15(b) is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of the Guarantor to be subject to avoidance under the Avoidance Provisions, and neither the Guarantor nor any other Person shall have any right or claim under this Section 15 as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.
          SECTION 16. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantor may have under applicable law (but subject to Section 4 hereof), the Designated Borrower agrees that (i) in the event a payment shall be made on behalf of the Designated Borrower by the Guarantor hereunder, the Designated Borrower shall indemnify the Guarantor for the full amount of such payment and the Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) in the event any assets of the Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, the Designated Borrower shall indemnify the Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
          SECTION 17. Information. The Guarantor assumes all responsibility for being and keeping itself informed of the Designated Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise any of the Guarantor of information known to it or any of them regarding such circumstances or risks.

          SECTION 18. Representations and Warranties. The Guarantor represents and warrants to each Guaranteed Party that all representations and warranties relating to it or any of its Subsidiaries contained in Article 5 of the Credit Agreement are true and correct in all material respects
          SECTION 19. Survival of Agreement. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty, the Credit Agreement, the making of the Loans, the execution and delivery of the Notes and the other Credit Documents and the issuance of Letters of Credit.
          SECTION 20. Counterparts. This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
          SECTION 21. Currency of Payment. All payments to be made by the Guarantor hereunder shall be made in the applicable currency as provided in Section 10.18 of the Credit Agreement and, in the case of any required conversion of any currency, shall be determined, and the related amounts calculated, in the manner provided in Section 10.18 of the Credit Agreement.
[Signatures begin on the next page]

          IN WITNESS WHEREOF, the Guarantor and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

Address for Notices: 13135 South Dairy Ashford	NOBLE CORPORATION
Suite 800	By:
Sugar Land, TX 77478		Name:
Title:

CITIBANK, N.A. (“Administrative Agent”)
By:
Name:
Title:

SECTION 16 OF THE FOREGOING GUARANTY ACKNOWLEDGED AND AGREED TO: [DESIGNATED BORROWER]
By:
Name:
Title:

EXHIBIT 6.6
COMPLIANCE CERTIFICATE
          NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), the banks and other financial institutions parties thereto (collectively, the “Lenders”), Citibank, N.A., as Administrative Agent for the Lenders, and the Other Agents and the Issuing Banks executed and delivered that certain Revolving Credit Agreement dated as of March 15, 2007 (as amended, supplemented and restated from time to time, the “Credit Agreement”). Any capitalized term defined in the Credit Agreement and used in this Compliance Certificate shall have the meaning given to it in the Credit Agreement.
The undersigned, solely in his/her capacity as chief financial officer or other financial officer (as noted below) of the Company, hereby certifies to the Lenders that:
A.	The attached financial statements are (check one)
☐	unaudited quarterly financial statements or copy of the Company’s form 10-Q as filed with the SEC or
☐	audited annual financial statements or copy of the Company’s form 10-K as filed with the SEC, and fairly present in all material respects on a consolidated basis the financial condition of the Company and its Subsidiaries (excluding the effects of any SPV’s other than the aggregate equity investment therein) as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and have been prepared in accordance with GAAP, subject to normal year-end audit adjustments for any such financial statements that are quarterly financial statements and other than information and note disclosures that have been condensed or omitted pursuant to the rules and regulations of the SEC.
B.	As of the date of the attached financial statements and with respect to the Company and its Subsidiaries on a consolidated basis, Annex 1 sets forth the calculation of the specified financial covenant.
C.	Check either 1 or 2
☐1.	As of the date hereof, no Default or Event of Default has occurred and is continuing.
☐2.	As of the date hereof, no Default or Event of Default has occurred and is continuing except the following matters: [Describe all such Defaults or Events of Default, specifying the nature, duration and status thereof and what action the Company has taken or proposes to take with respect thereto].

THIS CERTIFICATE MADE AND DELIVERED THIS       DAY OF                 .

NOBLE CORPORATION
By:
Name:
Title:

ANNEX 1
TO COMPLIANCE CERTIFICATE
     This Annex 1 is attached to and made a part of a Compliance Certificate dated as of                     ,       and pertains to the period from                     ,       to                     ,      . Subsection references herein relate to subsections of the Credit Agreement.
Consolidated Indebtedness to Total Tangible Capitalization Ratio (for the fiscal quarter period ending                     ,      )

1.	Consolidated Indebtedness:	$
2.	Total Tangible Capitalization:
2(a).	Consolidated Indebtedness (1)	$
2(b).	Consolidated Tangible Net Worth	$
2(c).	2(a) plus 2(b)	$
3.	Consolidated Indebtedness to Total Tangible
	Capitalization Ratio (1 divided by 2(c)):	%
	Ratio required under Section 6.16:	Between 0 and 60% (inclusive)

EXHIBIT 6.11
SUBSIDIARY GUARANTY AGREEMENT
          THIS SUBSIDIARY GUARANTY AGREEMENT (this “Guaranty”), dated as of                                         ,            , made by each of the undersigned Subsidiaries of Noble Corporation, a Cayman Islands exempted company limited by shares (the “Company”; each undersigned Subsidiary of the Company being herein referred to individually as a “Guarantor” and collectively as the “Guarantors”), in favor of (i) the banks and other financial institutions that are parties to the Credit Agreement (as hereinafter defined) and each assignee thereof becoming a “Lender” as provided therein (the “Lenders”), (ii) Citibank, N.A., in its capacity as administrative agent (the “Administrative Agent”) under the terms of the Credit Agreement and (iii) Other Agents and the Issuing Banks (as such terms are defined in the Credit Agreement) under the terms of the Credit Agreement (the Lenders, the Administrative Agent, the Other Agents, and the Issuing Banks being collectively referred to herein as the “Guaranteed Parties”);
WITNESSETH:
          WHEREAS, the Company, the Lenders and the Administrative Agent have entered into a certain Revolving Credit Agreement dated as of March 15, 2007 (as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, and including all schedules, riders, and supplements thereto, the “Credit Agreement”; terms defined therein and not otherwise defined herein being used herein as therein defined);
          WHEREAS, the Company owns, directly or indirectly, all or a majority of all outstanding capital stock or other equity interests of each Guarantor;
          WHEREAS, it is a requirement under Section 6.11(k) of the Credit Agreement that each Guarantor execute and deliver this Guaranty, and each Guarantor desires to execute and deliver this Guaranty to satisfy such requirement; and
          WHEREAS, this Guaranty and the obligation of each Guarantor shall remain in full force and effect until termination of this Guaranty as provided in Section 23 below or as otherwise provided in Section 10(i) below;
          NOW, THEREFORE, in consideration of the premises and in order to satisfy the requirements of the Credit Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, each Guarantor hereby jointly and severally agrees as follows:
          SECTION 1. Guaranty. Subject to Section 23 below, each Guarantor hereby jointly and severally, irrevocably and unconditionally, guarantees the punctual payment when due, in lawful money of the United States of America or in another currency as provided for in Section 3.2(a) of the Credit Agreement (the “Obligation Currency”), whether at stated

maturity, by acceleration or otherwise, of the Loans, L/C Obligations, and all other Obligations owing by the Company to the Lenders, the Administrative Agent, the Swingline Leader, the Issuing Banks and Other Agents, or any of them, under the Credit Agreement, the Notes, and the other Credit Documents, including all renewals, extensions, modifications and refinancings thereof, now or hereafter owing, whether for principal, interest, fees, expenses or otherwise, and any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the Lenders or the Administrative Agent in enforcing any rights under this Guaranty (collectively, the “Guaranteed Obligations”), including without limitation, all interest which, but for the filing of a petition in bankruptcy, would accrue on any principal portion of the Guaranteed Obligations. Any and all payments by each Guarantor hereunder shall be made in the Obligation Currency free and clear of and without deduction for any set-off, counterclaim, or withholding so that, in each case, each Guaranteed Party will receive, after giving effect to any Indemnified Taxes (as such term is defined in the Credit Agreement), the full amount, in the Obligation Currency, that it would otherwise be entitled to receive with respect to the Guaranteed Obligations (but without duplication of amounts for Indemnified Taxes already included in the Guaranteed Obligations). Each Guarantor acknowledges and agrees that this is a guarantee of payment when due, and not of collection, and that this Guaranty may be enforced up to the full amount of the Guaranteed Obligations without proceeding against the Company, against any security for the Guaranteed Obligations, against any other Guarantor or under any other guaranty covering any portion of the Guaranteed Obligations.
          SECTION 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. Subject to Section 23 below, the liability of each Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
     (a) any change in the time, place or manner of payment of, or in any other term of, all or any of the Guaranteed Obligations, any waiver, indulgence, renewal, extension, amendment or modification of or addition, consent or supplement to or deletion from or any other action or inaction under or in respect of the Credit Agreement or the other Credit Documents, or any other documents, instruments or agreements relating to the Guaranteed Obligations or any other instrument or agreement referred to therein or any assignment or transfer of any thereof;
     (b) any lack of validity or enforceability of the Credit Agreement or the other Credit Documents, or any other document, instrument or agreement referred to therein or any assignment or transfer of any thereof;
     (c) any furnishing to the Guaranteed Parties of any additional security for the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any security for the Guaranteed Obligations;

     (d) any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to the Guaranteed Obligations, or any subordination of the payment of the Guaranteed Obligations to the payment of any other liability of the Company;
     (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Guarantor or the Company, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
     (f) any nonperfection of any security interest or lien on any collateral, or any amendment or waiver of or consent to departure from any guaranty or security, for all or any of the Guaranteed Obligations;
     (g) any application of sums paid by the Company or any other Person with respect to the liabilities of the Company to the Guaranteed Parties, regardless of what liabilities of the Company remain unpaid;
     (h) any act or failure to act by any Guaranteed Party which may adversely affect a Guarantor’s subrogation rights, if any, against the Company to recover payments made under this Guaranty; and
     (i) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor.
If claim is ever made upon any Guaranteed Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and any Guaranteed Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Guaranteed Party or any of its property, or (b) any settlement or compromise of any such claim effected by the Guaranteed Party with any such claimant (including the Company or a trustee in bankruptcy for the Company), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, the other Credit Documents, or any other instrument evidencing any liability of the Company, and each Guarantor shall be and remain liable to the Guaranteed Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Guaranteed Party.
          SECTION 3. Waiver. Each Guarantor hereby waives notice of acceptance of this Guaranty, notice of any liability to which it may apply, and further waive presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Guaranteed Parties against, and any other notice to, the Company or any other party liable with respect to the Guaranteed Obligations (including the Guarantors or any other Person executing a guaranty of the obligations of the Company).

          SECTION 4. Subrogation. No Guarantor will exercise any rights against the Company which it may acquire by way of subrogation or contribution, by any payment made hereunder or otherwise, until all the Guaranteed Obligations shall have been irrevocably paid in full and the Credit Agreement and all Letters of Credit shall have been irrevocably terminated. If any amount shall be paid to a Guarantor on account of such subrogation or contribution rights at any time when all the Guaranteed Obligations shall not have been paid in full, or the Credit Agreement or any Letter of Credit shall not have been irrevocably terminated, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement. If (i) a Guarantor shall make payment to the Guaranteed Parties of all or any part of the Guaranteed Obligations and (ii) all the Guaranteed Obligations shall be irrevocably paid in full and the Credit Agreement and all Letters of Credit irrevocably terminated, the Guaranteed Parties will, at such Guarantor’s request, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.
          SECTION 5. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          SECTION 6. Amendments, Etc. No amendment or waiver of any provision of this Guaranty nor consent to any departure by a Guarantor therefrom shall in any event be effective unless the same shall be in writing executed by the Administrative Agent and the Lenders.
          SECTION 7. Notices. All notices and other communications provided for hereunder shall be given in the manner specified in the Credit Agreement (i) in the case of the Administrative Agent, at the address specified for the Administrative Agent in the Credit Agreement, and (ii) in the case of the Guarantors, at the respective addresses specified for such Guarantors in this Guaranty.
          SECTION 8. No Waiver; Remedies. No failure on the part of the Administrative Agent or other Guaranteed Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in any similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or other Guaranteed Parties to any other or further action in any circumstances without notice or demand. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9. Right Of Set Off. In addition to and not in limitation of all rights of offset that the Administrative Agent or other Guaranteed Parties may have under applicable law, the Administrative Agent or other Guaranteed Parties shall, upon the occurrence of any Event of Default and whether or not the Administrative Agent or other Guaranteed Parties have made any demand or the Guaranteed Obligations are matured, have the right to appropriate and apply to the payment of the Guaranteed Obligations, all deposits of any Guarantor (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by the Administrative Agent or other Guaranteed Parties to any Guarantor, whether or not related to this Guaranty or any transaction hereunder.
          SECTION 10. Continuing Guaranty; Transfer Of Obligations. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect, subject to Section 23 below, until payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, irrevocable termination of all Letters of Credit and the termination of the Credit Agreement, (ii) be binding upon each Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by the Administrative Agent, for the benefit of the Guaranteed Parties.
          SECTION 11. Governing Law; Appointment Of Agent For Service Of Process; Submission To Jurisdiction; Waiver of Jury Trial.
          (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR OTHERWISE RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR HEREBY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE JURISDICTION OF THE AFORESAID COURTS SOLELY FOR THE PURPOSE OF ADJUDICATING ITS RIGHTS OR THE RIGHTS OF THE ADMINISTRATIVE AGENT AND OTHER GUARANTEED PARTIES WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO. EACH GUARANTOR HEREBY IRREVOCABLY DESIGNATES EACH OF                                         ,  AND                                         , AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH GUARANTOR TO RECEIVE, FOR AND ON BEHALF OF SUCH GUARANTOR, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY DOCUMENT RELATED HERETO AND SUCH SERVICE SHALL BE DEEMED COMPLETED 30 DAYS AFTER MAILING THEREOF TO SAID AGENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT WILL BE PROMPTLY FORWARDED BY MAIL TO THE RESPECTIVE GUARANTOR AT ITS ADDRESS SET FORTH HEREIN, BUT THE FAILURE OF SUCH GUARANTOR TO RECEIVE SUCH COPY SHALL NOT, TO THE

EXTENT PERMITTED BY APPLICABLE LAW, AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. IF FOR ANY REASON SERVICE OF PROCESS CANNOT PROMPTLY BE MADE ON EITHER SUCH LOCAL AGENT, EACH GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS IN RESPECT OF THIS GUARANTY OR ANY DOCUMENT RELATED THERETO. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.
          (c) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GUARANTOR HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT OR ANY MATTER ARISING IN CONNECTION HEREUNDER OR THEREUNDER.
          (d) EACH OF THE GUARANTOR AND THE GUARANTEED PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY SUCH PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.
          (e) EACH OF THE GUARANTORS AND THE GUARANTEED PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY PUNITIVE DAMAGES.
          SECTION 12. [INTENTIONALLY OMITTED]
          SECTION 13. Judgment Currency. Each Guarantor’s obligation hereunder to make payments in the Obligation Currency shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Guaranteed Parties of the full amount of the Obligation Currency expressed to be payable under this Guaranty or the Credit Agreement. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made in accordance with Section 10.18 of the Credit Agreement.
          SECTION 14. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default specified in Section 7.1(f) or (g) of the Credit Agreement, all Guaranteed Obligations shall automatically become immediately due and payable by the Guarantors, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Company has then been accelerated. In addition, if any event of the types described in Section 7.1(f) or (g) of the Credit Agreement should occur with respect to any Guarantor that is a Significant Subsidiary, then the Guaranteed Obligations shall automatically become immediately due and payable by such Guarantor, without notice or other action on the part of the Administrative Agent or other Guaranteed Parties, and regardless of whether payment of the Guaranteed Obligations by the Company has then been accelerated.
          SECTION 15. Maximum Obligations. (a) It is the intent of each Guarantor and the Guaranteed Parties that each Guarantor’s maximum obligations hereunder shall be in, but not in excess of:
          (i) in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code on or within one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under (A) Section 548 of the Bankruptcy Code or (B) any state fraudulent transfer or fraudulent conveyance act or statute applied in such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
          (ii) in a case or proceeding commenced by or against such Guarantor under the Bankruptcy Code subsequent to one year from the date on which any of the Guaranteed Obligations are incurred, the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding by virtue of Section 544 of the Bankruptcy Code; or
          (iii) in a case or proceeding commenced by or against such Guarantor under any law, statute or regulation other than the Bankruptcy Code (including, without limitation, any other bankruptcy, reorganization, arrangement, moratorium, readjustment of debt, dissolution, liquidation or similar debtor relief laws), the maximum amount which would not otherwise cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) to be avoidable or unenforceable against such Guarantor under such law, statute or regulation including, without limitation, any state fraudulent transfer or fraudulent conveyance act or statute applied in any such case or proceeding.
(The substantive laws under which the possible avoidance or unenforceability of the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties) shall be determined in any such case or proceeding shall hereinafter be referred to as the “Avoidance Provisions”).
     (b) To the end set forth in Section 15(a), but only to the extent that the Guaranteed Obligations would otherwise be subject to avoidance under the Avoidance Provisions if such Guarantor is not deemed to have received valuable consideration, fair value or reasonably equivalent value for the Guaranteed Obligations, or if the Guaranteed Obligations would render such Guarantor insolvent, or leave such Guarantor with an unreasonably small capital to conduct its business, or cause such Guarantor to have incurred debts (or to have intended to have incurred debts) beyond its ability to pay such debts as they mature, in each case as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions and after giving effect to rights of contribution, indemnity and subrogation as among Guarantors and the Company, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, after giving effect thereto, would not cause the Guaranteed Obligations (or any other obligations of such Guarantor to the Guaranteed Parties), as so reduced, to be subject to avoidance under the Avoidance Provisions. This Section 15(b) is intended solely to preserve the rights of the Guaranteed Parties hereunder to the maximum extent that would not cause the Guaranteed Obligations of any Guarantor to be subject to avoidance under the Avoidance Provisions, and neither such Guarantor nor any other Person shall have any right or claim under this Section 15 as against the Guaranteed Parties that would not otherwise be available to such Person under the Avoidance Provisions.
          SECTION 16. Indemnity, Contribution, and Subrogation.
          (a) In addition to all such rights of indemnity and subrogation as each Guarantor may have under applicable law (but subject to Section 4 hereof), the Company agrees that (i) in the event a payment shall be made on behalf of the Company by any Guarantor hereunder, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment, and (ii) in the event any assets of any Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.
          (b) Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 4 hereof), that, in the event a payment shall be made by any other Guarantor hereunder, or assets of any other Guarantor shall be sold to satisfy a claim of any Guaranteed Party hereunder, and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company as provided in paragraph (a) above, each Contributing Guarantor shall indemnify each

Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of the Company and all of the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 22, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this paragraph (b) shall be subrogated to the rights of such Claiming Guarantor under paragraph (a) above to the extent of such payment. As used herein, the term “net worth” shall mean, as at any date of determination, the consolidated shareholders’ equity of the Company and the Guarantors, as determined in each case on a consolidated basis in accordance with GAAP.
          SECTION 17. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Guaranteed Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.
          SECTION 18. Representations and Warranties. Each Guarantor represents and warrants as to itself that all representations and warranties relating to it contained in Article 5 of the Credit Agreement are true and correct.
          SECTION 19. Survival of Agreement. All agreements, representations and warranties made herein shall survive the execution and delivery of this Guaranty, the Credit Agreement, the making of the Loans, and the execution and delivery of the Notes and the other Credit Documents and the issuance of Letters of Credit.
          SECTION 20. Counterparts. This Guaranty and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
          SECTION 21. Currency of Payment. All payments to be made by each Guarantor hereunder shall be made in the applicable currency as provided in Section 10.18 of the Credit Agreement and, in the case of any required conversion of any currency, shall be determined, and the related amounts calculated, in the manner provided in Section 10.18 of the Credit Agreement.
          SECTION 22. Additional Guarantors. Upon execution and delivery by any Subsidiary of the Company of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named a Guarantor herein (each an “Additional Guarantor”). The execution and delivery of any such instrument shall not require the consent of any Guarantor hereunder. The rights and obligations of each

Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any Additional Guarantor as a party to this Guaranty.
          SECTION 23. Termination of Guaranty. In addition to termination upon payment in full of all of the Guaranteed Obligations (subject to the last sentence of Section 2 hereof), all obligations of each Guarantor to the Guaranteed Parties hereunder shall terminate upon the delivery by the Company to the Administrative Agent of a certificate stating that (i) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to Section 6.11(j) and (k) of the Credit Agreement is equal to or less than the Subsidiary Debt Basket Amount, and (ii) no Default or Event of Default has occurred and is continuing. Upon compliance with the foregoing, the Administrative Agent and the Lender shall provide written confirmation of such termination as may be reasonably requested by such Guarantor.

          IN WITNESS WHEREOF, each Guarantor and the Administrative Agent have caused this Guaranty to be duly executed and delivered by their respective duly authorized officers as of the date first above written.

Address for Notices:	[NAME OF GUARANTOR]

By:

Name:
Title:

CITIBANK, N.A.
(“Administrative Agent”)

By:

Name:
Title:
SECTION 16 OF THE FOREGOING GUARANTY ACKNOWLEDGED AND AGREED TO:

NOBLE CORPORATION

By:
Name:
Title:

ANNEX I
FORM OF GUARANTY SUPPLEMENT
                                        , 20
     THIS GUARANTY SUPPLEMENT is made as of [date] (this “Supplement”) and is delivered pursuant to that certain Subsidiary Guaranty Agreement dated as of [date] (as it may be amended, supplemented or otherwise modified, the “Guaranty”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by the Guarantors party thereto in favor of the Guaranteed Parties.
     1. Guaranty. Pursuant to Section 22 of the Guaranty, the undersigned hereby:
     (a) agrees that this Supplement may be attached to the Guaranty and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Guaranty and the Credit Documents and agrees to be bound by all of the terms thereof;
     (b) represents and warrants that each of the representations and warranties set forth in the Guaranty, the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct both before and after giving effect to this Supplement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;
     (c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default; and
     (d) agrees to absolutely and unconditionally guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Guaranteed Obligations as provided by Section 1 of the Guaranty.
     2. Further Assurances. The undersigned agrees from time to time, upon request of the Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent may request to effect the transactions contemplated by, and to carry out the intent of, this Supplement. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 7 of the Guaranty, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof.
     THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

     Executed as of the date first written above.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:
Attention:
Telephone:
Telecopy:
ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:

CITIBANK, N.A., as Administrative Agent
By:
Name:
Title:

NOBLE CORPORATION
By:
Name:
Title:

EXHIBIT 10.10
ASSIGNMENT AGREEMENT
     THIS ASSIGNMENT AGREEMENT (this “Agreement”) dated as of                     , ___, is by and among                                                        (the “Assignor”),                                          (the “Assignee”), NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), CITIBANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined), and CITIBANK, N.A. and [list other issuing banks], as issuing banks of Letters of Credit (in such capacity, the “Issuing Banks”).
WITNESSETH:
     WHEREAS, the Company, the Assignor, the Issuing Banks and the Administrative Agent are parties to that certain Revolving Credit Agreement dated as of March ___, 2007, by and among the Company, the lenders from time parties thereto (collectively, the “Lenders”), including the Assignor as one such Lender, the Issuing Banks and the Administrative Agent (as the same may be amended, supplemented and restated from time to time, the “Credit Agreement”); and
     WHEREAS, the Assignor proposes to sell and assign to the Assignee, and the Assignee proposes to buy and accept from the Assignor, the interests set forth on Schedule I attached hereto in the Assignor’s rights and obligations set forth under the Credit Agreement, including without limitation, the amount and percentage set forth on Schedule I of (i) the Commitment of the Assignor on the Assignment Date, and (ii) the Loans owing to the Assignor that are outstanding on the Assignment Date (collectively, the “Assigned Interest”);
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:
1.	DEFINITIONS. ANY CAPITALIZED TERM DEFINED IN THE CREDIT AGREEMENT AND USED IN THIS AGREEMENT SHALL HAVE THE MEANING ASCRIBED TO IT IN THE CREDIT AGREEMENT. SECTION 1.1 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED INTO THIS AGREEMENT BY REFERENCE.
2.	ASSIGNMENT. THE ASSIGNOR HEREBY ASSIGNS AND SELLS, WITHOUT RECOURSE OR WARRANTY EXCEPT AS SPECIFICALLY SET FORTH HEREIN, TO THE ASSIGNEE THE ASSIGNED INTEREST IN THE RIGHTS AND OBLIGATIONS OF THE ASSIGNOR UNDER THE CREDIT DOCUMENTS. THE ASSIGNEE HEREBY PURCHASES, ACCEPTS, AND ASSUMES, WITHOUT RECOURSE OR WARRANTY EXCEPT AS SPECIFICALLY SET FORTH HEREIN, FROM THE ASSIGNOR ALL OF SUCH RIGHTS AND OBLIGATIONS OF THE ASSIGNOR. SUBJECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY THE ASSIGNOR, THE ASSIGNEE, AND, TO THE EXTENT REQUIRED BY SECTION 10.10(B) OF THE CREDIT AGREEMENT, THE

COMPANY AND THE ADMINISTRATIVE AGENT, AS OF THE DATE HEREOF (A) THE ASSIGNEE SHALL SUCCEED, ON A PRO RATA BASIS IN ACCORDANCE WITH THE ASSIGNED INTEREST, TO THE RIGHTS AND INTERESTS, AND BE OBLIGATED TO PERFORM THE OBLIGATIONS, OF A LENDER UNDER THE CREDIT DOCUMENTS WITH A PERCENTAGE UNDER THE CREDIT AGREEMENT AS SET FORTH ON SCHEDULE I, AND SHALL BE CONSIDERED A LENDER FOR ALL PURPOSES; (B) THE ASSIGNEE SHALL DELIVER TO THE ASSIGNOR, IN IMMEDIATELY AVAILABLE FUNDS, AN AMOUNT EQUAL TO THE PURCHASE PRICE FOR THE ASSIGNED INTEREST, AND (C) THE PERCENTAGE OF THE ASSIGNOR AS OF THE DATE HEREOF SHALL BE REDUCED BY THE PERCENTAGE ACQUIRED BY THE ASSIGNEE, AND THE ASSIGNOR SHALL BE RELEASED FROM ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS WHICH HAVE BEEN SO ASSIGNED TO AND ACCEPTED BY THE ASSIGNEE.
3.	PAYMENTS. FACILITY FEES AND UTILIZATION FEES ACCRUED TO THE DATE HEREOF WITH RESPECT TO THE ASSIGNED INTEREST PURSUANT TO SECTION 3.1 OF THE CREDIT AGREEMENT ARE FOR THE ACCOUNT OF THE ASSIGNOR, AND ANY SUCH FEES ACCRUING FROM AND INCLUDING THE DATE HEREOF WITH RESPECT TO THE ASSIGNED INTEREST ARE FOR THE ACCOUNT OF THE ASSIGNEE. ALL PAYMENTS OF PRINCIPAL OF AND ACCRUED INTEREST ON THE LOANS AND REIMBURSEMENT OBLIGATIONS ARE TO BE MADE BY THE COMPANY [OR DESIGNATED BORROWER] TO THE ADMINISTRATIVE AGENT FOR THE ACCOUNT OF THE RESPECTIVE LENDERS. THE ADMINISTRATIVE AGENT SHALL DIVIDE SUCH PAYMENTS AMONG THE LENDERS AS THEIR INTERESTS MAY APPEAR, WITH ALL INTEREST ACCRUING ON THE LOANS AND REIMBURSEMENT OBLIGATIONS HELD BY THE ASSIGNOR BEFORE THE DATE HEREOF TO BELONG TO THE ASSIGNOR. EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY AGREES THAT IF IT RECEIVES ANY AMOUNT FROM THE COMPANY [OR DESIGNATED BORROWER] UNDER THE CREDIT DOCUMENTS WHICH IS FOR THE ACCOUNT OF THE OTHER PARTY HERETO, IT SHALL RECEIVE THE SAME FOR THE ACCOUNT OF SUCH OTHER PARTY TO THE EXTENT OF SUCH OTHER PARTY’S INTEREST THEREIN AND SHALL PROMPTLY PAY THE SAME TO SUCH OTHER PARTY. THE RIGHTS OF THE ASSIGNOR AND THE ASSIGNEE UNDER THIS SECTION ARE IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES THAT THE ASSIGNOR OR THE ASSIGNEE MAY HAVE.
4.	CONSENT OF THE COMPANY, THE ADMINISTRATIVE AGENT, AND THE ISSUING BANKS. THIS AGREEMENT IS CONDITIONED UPON THE CONSENT OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS TO THE EXTENT REQUIRED BY SECTION 10.10(B) OF THE CREDIT AGREEMENT. THE EXECUTION OF THIS AGREEMENT BY THE COMPANY, THE ADMINISTRATIVE AGENT AND THE ISSUING BANKS IS EVIDENCE OF ANY SUCH CONSENT. PURSUANT TO SECTION 10.10(B) OF THE CREDIT AGREEMENT, (A) THE ASSIGNOR AGREES TO DELIVER ANY CURRENT

NOTES EXECUTED BY THE COMPANY [OR DESIGNATED BORROWER] TO THE COMPANY, MARKED “CANCELLED” OR ITS EQUIVALENT, AND SIMULTANEOUSLY THEREWITH (B) THE COMPANY [AND DESIGNATED BORROWER] AGREE TO EXECUTE AND DELIVER ANY NEW NOTES PAYABLE TO THE ORDER OF THE ASSIGNEE AND, IF APPLICABLE, TO THE ASSIGNOR TO EVIDENCE THE ASSIGNMENT AND ACCEPTANCE PROVIDED FOR HEREIN.
5.	THE ASSIGNOR. THE ASSIGNOR (A) REPRESENTS AND WARRANTS TO THE ASSIGNEE THAT IT IS THE LEGAL AND BENEFICIAL OWNER OF THE ASSIGNED INTEREST AND THAT SUCH ASSIGNED INTEREST IS FREE AND CLEAR OF ANY LIEN; AND (B) MAKES NO REPRESENTATION OR WARRANTY AND ASSUMES NO RESPONSIBILITY WITH RESPECT TO (I) ANY STATEMENTS, WARRANTIES OR REPRESENTATIONS MADE IN OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR THE EXECUTION, LEGALITY, VALIDITY, ENFORCEABILITY, GENUINENESS, SUFFICIENCY OR VALUE OF THE CREDIT DOCUMENTS OR ANY DOCUMENT FURNISHED PURSUANT THERETO, OR (II) THE FINANCIAL CONDITION OF THE COMPANY [OR DESIGNATED BORROWER] OR ANY GUARANTOR OF ANY OF ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS.
6.	THE ASSIGNEE. THE ASSIGNEE (A) CONFIRMS THAT IT HAS RECEIVED A COPY OF THE CREDIT DOCUMENTS, TOGETHER WITH SUCH OTHER DOCUMENTS AND INFORMATION AS IT HAS DEEMED APPROPRIATE TO MAKE ITS OWN CREDIT ANALYSIS AND DECISION TO ENTER INTO THIS AGREEMENT; (B) AGREES THAT IT WILL, INDEPENDENTLY AND WITHOUT RELIANCE UPON THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE ASSIGNOR OR ANY OTHER LENDER AND BASED ON SUCH DOCUMENTS AND INFORMATION AS IT SHALL DEEM APPROPRIATE AT THE TIME, CONTINUE TO MAKE ITS OWN CREDIT DECISIONS IN TAKING OR NOT TAKING ACTION UNDER THE CREDIT DOCUMENTS; (C) APPOINTS AND AUTHORIZES THE ADMINISTRATIVE AGENT TO TAKE SUCH ACTION ON BEHALF OF THE ASSIGNEE AND TO EXERCISE SUCH POWERS UNDER THE CREDIT DOCUMENTS AS ARE DELEGATED TO THE ADMINISTRATIVE AGENT BY THE TERMS THEREOF, TOGETHER WITH SUCH POWERS AS ARE REASONABLY INCIDENTAL THERETO; AND (D) AGREES THAT IT WILL PERFORM IN ACCORDANCE WITH THEIR TERMS ALL OF THE OBLIGATIONS WHICH BY THE TERMS OF THE CREDIT DOCUMENTS ARE REQUIRED TO BE PERFORMED BY IT AS A LENDER. IF THE ASSIGNEE IS ORGANIZED UNDER THE LAWS OF ANY JURISDICTION OTHER THAN THE UNITED STATES OF AMERICA OR ANY STATE THEREOF, THE ASSIGNEE HEREBY (A) FURNISHES TO THE ASSIGNOR, THE ADMINISTRATIVE AGENT AND THE COMPANY THE FORMS REQUIRED BY SECTION 10.10(D) OF THE CREDIT AGREEMENT, EITHER U.S. INTERNAL REVENUE SERVICE FORM W-8 BEN OR U.S. INTERNAL REVENUE SERVICE FORM W-8 ECI (WHEREIN THE ASSIGNEE CLAIMS ENTITLEMENT TO COMPLETE EXEMPTION FROM U.S. FEDERAL WITHHOLDING TAX ON ALL INTEREST PAYMENTS UNDER THE CREDIT

DOCUMENTS), AND (B) AGREES FOR THE BENEFIT OF THE ASSIGNOR, THE ADMINISTRATIVE AGENT AND THE COMPANY TO PROVIDE THE ASSIGNOR, THE ADMINISTRATIVE AGENT AND THE COMPANY FROM TIME TO TIME NEW FORMS AS REQUIRED BY SECTIONS 10.10(D)(III) AND 3.3(B) OF THE CREDIT AGREEMENT, AND TO COMPLY FROM TIME TO TIME WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS WITH REGARD TO SUCH WITHHOLDING TAX EXEMPTION.
7.	NOTICE AND PAYMENT INSTRUCTIONS. ALL NOTICES IN CONNECTION HEREWITH SHALL BE GIVEN IN ACCORDANCE WITH SECTION 10.7 OF THE CREDIT AGREEMENT. THE ADDRESS OF THE ASSIGNEE FOR NOTICES HEREUNDER AND THEREUNDER, TOGETHER WITH PAYMENT INSTRUCTIONS FOR AMOUNTS TO BE PAID TO THE ASSIGNEE UNDER THE CREDIT AGREEMENT, SHALL BE INITIALLY AS SET FORTH ON THE SIGNATURE PAGES HEREOF.
8.	MISCELLANEOUS. THE AGREEMENT (A) EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL PRIOR AGREEMENTS, CONSENTS AND UNDERSTANDINGS RELATING TO SUCH SUBJECT MATTER, AND (B) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signatures begin on the next page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as the date first above written.

[NAME OF ASSIGNOR]
By:
Name:
Title:

[NAME OF ASSIGNEE]
By:
Name:
Title:

Address for Notices:

Attn:
Telephone No.:
Telecopy No.:
Lending Office:

Attn:
Telephone No.:
Telecopy No.:
Payment Instructions:

     [The foregoing assignment acknowledged and consented to as of                           ,      .

NOBLE CORPORATION
By:
Name:
	Title:	]

     [The foregoing assignment acknowledged and consented to as of                           ,      .

CITIBANK, N.A., as Administrative Agent
By:
Name:
	Title:	]

    [The foregoing assignment acknowledged and consented to as of                           ,      .

,
as an Issuing Bank

By:
Name:
	Title:		]

[List other Issuing Banks.]

SCHEDULE I
TO
ASSIGNMENT AGREEMENT
Assignor:
Assignee:
Assignment Date:

	Principal Amount	Percentage of
Commitment	Assigned	Commitment Assigned[1]

[1]	Set forth to at least 8 decimals, as a percentage of the aggregate Commitments of all Lenders.